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EXHIBIT 10.19

LEASE AGREEMENT
by and between

 ADVA 15 (GA) LLC,
a Delaware limited liability company

as LANDLORD

and

ADVANTIS TECHNOLOGIES, INC.,
a Delaware corporation,

as TENANT

Premises: 1400 Bluegrass Lakes Parkway
Alpharetta, GA

Dated as of: June 25, 2002

EXHIBITS

Exhibit "A"	—Premises
Exhibit "B"	—Machinery and Equipment
Exhibit "C"	—Schedule of Permitted Encumbrances
Exhibit "D"	—Rent Schedule
Exhibit "E"	—Termination Amount Schedule
Exhibit "F"	—Form Letter of Credit

i

        LEASE AGREEMENT, made as of this 25th day of June, 2002, between ADVA 15 (GA) LLC, a Delaware limited liability company ("Landlord"), with an address c/o W.P. Carey & Co. LLC, 50 Rockefeller Plaza, 2nd Floor, New York, New York 10020, and ADVANTIS TECHNOLOGIES,  INC., a Delaware corporation ("Tenant"), with an address at 1400 Bluegrass Lakes Parkway, Alpharetta, Georgia 30004.

        In consideration of the rents and provisions herein stipulated to be paid and performed, Landlord and Tenant hereby covenant and agree as follows:

        1.    Demise of Premises.    Landlord hereby demises and lets to Tenant, and Tenant hereby takes and leases from Landlord, for the term and upon the provisions hereinafter specified, the following described property (collectively, the "Leased Premises"): (a) the land described in Exhibit "A" hereto together with the Appurtenances (collectively, the "Land"); (b) the building containing approximately 191,975 square feet, structures and other improvements now or hereafter constructed on the Land (collectively, the "Improvements"); and (c) the fixtures, machinery, equipment and other property described in Exhibit "B" hereto (collectively, the "Equipment").

        2.    Certain Definitions.

        "Additional Rent" shall mean Additional Rent as defined in Paragraph 7.

        "Adjoining Property" shall mean all sidewalks, driveways, curbs, gores and vault spaces which adjoin any of the Leased Premises and for which Landlord under any (a) contract that was binding on Tenant when it conveyed the Land to Landlord or that was entered into by Landlord with the written consent of Tenant, (b) Permitted Encumbrance or (c) Legal Requirement has any obligation to maintain, repair, restore or insure.

        "Adjustment Beginning CPI" shall mean the average CPI for the three (3) calendar months corresponding to the Prior Months but occurring five (5) years earlier.

        "Alterations" shall mean all changes, additions, improvements or repairs to, all alterations, reconstructions, renewals, replacements or removals of and all substitutions or replacements for any of the Improvements or Equipment, both interior and exterior, structural and non-structural, and ordinary and extraordinary.

        "Appurtenances" shall mean all tenements, hereditaments, easements, rights-of-way, rights, privileges in and to the Land, including (a) easements over other lands granted by any Easement Agreement and (b) any streets, ways, alleys, vaults, gores or strips of land adjoining the Land.

        "Assignment" shall mean any assignment of rents and leases from Landlord to a Lender which (a) encumbers any of the Leased Premises and (b) secures Landlord's obligation to repay a Loan, as the same may be amended, supplemented or modified from time to time.

        "Assignment Security Deposit" shall mean a Security Deposit in an amount equal to twelve (12) months of Basic Rent in effect at the time the Assignment Security Deposit is required to be posted pursuant to Paragraph 21 (a) hereof.

        "Basic Rent" shall mean Basic Rent as defined in Paragraph 6.

        "Basic Rent Payment Dates" shall mean the Basic Rent Payment Dates as defined in Paragraph 6.

        "Casualty" shall mean any damage to or destruction of or which affects the Leased Premises or Adjoining Property or which arises from the Adjoining Property.

        "Commencement Date" shall mean Commencement Date as defined in Paragraph 5.

        "Condemnation" shall mean a Taking.

        "Condemnation Notice" shall mean notice or knowledge of the institution of any proceeding for Condemnation.

        "Costs" of a Person or associated with a specified transaction shall mean all reasonable costs and expenses incurred by such Person or associated with such transaction, including without limitation, attorneys' fees and expenses not to exceed the sum actually and reasonably incurred, court costs, brokerage fees, escrow fees, title insurance premiums, recording fees and transfer taxes, as the circumstances require.

        "CPI" shall mean CPI as defined in Exhibit "D" hereto.

        "Default Rate" shall mean the Default Rate as defined in Paragraph 7(a)(iv).

        "Easement Agreement" shall mean any conditions, covenants, restrictions, easements, declarations, licenses and other agreements listed as Permitted Encumbrances or, at the request of or with the consent of Tenant, as may hereafter affect the Leased Premises.

        "Environmental Law" shall mean (i) whenever enacted or promulgated, any applicable federal, state and local law, statute, ordinance, rule, regulation, license, permit, authorization, approval, consent, court order, judgment, decree, injunction, code, requirement or agreement of or with any governmental entity, (x) relating to pollution (or the cleanup thereof), or the protection of air, water vapor, surface water, groundwater, drinking water supply, land (including land surface or subsurface), plant, aquatic and animal life from injury caused by a Hazardous Substance or (y) concerning exposure to, or the use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, handling, labeling, production, disposal or remediation of Hazardous Substances, Hazardous Conditions or Hazardous Activities, in each case as amended and as now or hereafter in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations or injuries or damages due to or threatened as a result of the presence of, exposure to, or ingestion of, any Hazardous Substance. The term Environmental Law includes, without limitation, the federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the federal Water Pollution Control Act, the federal Clean Air Act, the federal Clean Water Act, the federal Resources Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments to RCRA), the federal Solid Waste Disposal Act, the federal Toxic Substance Control Act, the federal Insecticide, Fungicide and Rodenticide Act, the federal Occupational Safety and Health Act of 1970, the federal National Environmental Policy Act and the federal Hazardous Materials Transportation Act, each as amended and as now or hereafter in effect and any similar state or local Law.

        "Environmental Violation" shall mean (a) any direct or indirect discharge, disposal, spillage, emission, escape, pumping, pouring, injection, leaching, release, seepage, filtration or transporting of any Hazardous Substance at, upon, under, onto or within the Leased Premises, or from the Leased Premises to the environment, in violation of any Environmental Law or which is reasonably likely to result in any liability to Landlord, Tenant or Lender, any Federal, state or local government or any other Person for the costs of any removal or remedial action or natural resources damage or for bodily injury or property damage, (b) any deposit, storage, dumping, placement or use of any Hazardous Substance at, upon, under or within the Leased Premises or which extends to any Adjoining Property in violation of any Environmental Law or which is reasonably likely to result in any liability to any Federal, state or local government or to any other Person for the costs of any removal or remedial action or natural resources damage or for bodily injury or property damage, (c) the abandonment or discarding on the Leased Premises of any barrels, containers or other receptacles containing any Hazardous Substances in violation of any Environmental Laws, (d) any activity, occurrence or condition relating to the Leased Premises which is reasonably likely to result in any liability, cost or expense to Landlord or Lender or any other owner or occupier of the Leased Premises, or which is reasonably likely to result in a creation of a lien on the Leased Premises under any Environmental Law, or (e) any violation of or noncompliance with any Environmental Law as it relates to the Leased Premises.

        "Equipment" shall mean the Equipment as defined in Paragraph 1.

        "Escrow Payment" shall mean Escrow Payment as defined in Paragraph 9(b).

        "Event of Default" shall mean an Event of Default as defined in Paragraph 22(a).

        "Federal Funds" shall mean federal or other immediately available funds which at the time of payment are legal tender for the payment of public and private debts in the United States of America.

        "Guarantor" shall mean Rockwood Specialties Group, Inc., a Delaware corporation or any Replacement Guarantor.

        "Guaranty" shall mean the Guaranty and Suretyship Agreement dated as of the date hereof from Guarantor to Landlord guaranteeing the payment and performance by Tenant of all of Tenant's obligations under the Lease or any Replacement Guaranty.

        "Hazardous Activity" means any activity, process, procedure or undertaking which directly or indirectly (i) procures, generates or creates any Hazardous Substance; (ii) causes or results in (or threatens in any material respect to cause or result in) the release, seepage, spill, leak, flow, discharge or emission of any Hazardous Substance into the environment (including the air, ground water, watercourses or water systems), (iii) involves the containment or storage of any Hazardous Substance; or (iv) would cause the Leased Premises or any portion thereof to become a hazardous waste treatment, recycling, reclamation, processing, storage or disposal facility within the meaning of any Environmental Law.

        "Hazardous Condition" means any condition which would support any claim or liability under any Environmental Law, including the presence of underground storage tanks.

        "Hazardous Substance" means (i) any substance, material, product, petroleum, petroleum product, derivative, compound or mixture, mineral (including asbestos), chemical, gas, medical waste, or other pollutant, in each case whether naturally occurring, man-made or the by-product of any process, that is toxic, harmful or hazardous or acutely hazardous to the environment or public health or safety or (ii) any substance supporting a claim under any Environmental Law, whether or not defined as hazardous as such under any Environmental Law. Hazardous Substances include, without limitation, any toxic or hazardous waste, pollutant, contaminant, industrial waste, petroleum or petroleum-derived substances or waste, radon, radioactive materials, asbestos, asbestos-containing materials, urea formaldehyde foam insulation, lead and polychlorinated biphenyls.

        "Impositions" shall mean the Impositions as defined in Paragraph 9(a).

        "Improvements" shall mean the Improvements as defined in Paragraph 1.

        "Indemnitee" shall mean an Indemnitee as defined in Paragraph 15.

        "Institutional Lender" shall mean a national bank, life insurance company, servicer of securitized mortgage loans, investment bank, foreign bank licensed to do business in the United States, state-chartered bank, real estate investment trust not affiliated with Landlord, pension plan, credit union, savings and loan association or a similar type institution that makes mortgage loans in the normal course of its business.

        "Insurance Requirements" shall mean the requirements of all insurance policies required to be maintained in accordance with this Lease.

        "Land" shall mean the Land as defined in Paragraph 1.

        "Law" shall mean any applicable constitution, statute, rule of law, code, ordinance, order, judgment, decree, injunction, rule, regulation, policy, requirement or administrative or judicial determination, even if unforeseen or extraordinary, of every duly constituted governmental authority, court or agency, now or hereafter enacted or in effect.

        "Lease" shall mean this Lease Agreement.

        "Lease Year" shall mean, with respect to the first Lease Year, the period commencing on the Commencement Date and ending at midnight on the last day of the twelfth (12th) consecutive calendar month following the month in which the Commencement Date occurred, and each succeeding twelve (12) month period during the Term.

        "Leased Premises" shall mean the Leased Premises as defined in Paragraph 1.

        "Legal Requirements" shall mean the requirements of all present and future Laws (including but not limited to Environmental Laws and Laws relating to accessibility to, usability by, and discrimination against, disabled individuals) and all covenants, restrictions and conditions now or, at the request or with the consent of Tenant, hereafter of record which may be applicable to Tenant or to any of the Leased Premises, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or restoration of any of the Leased Premises, even if compliance therewith necessitates structural changes or improvements or results in interference with the use or enjoyment of any of the Leased Premises or requires Tenant to carry insurance other than as required by this Lease.

        "Lender" shall mean any person or entity (and its respective successors and assigns) which may, on or after the date hereof, make a Loan to Landlord or be the holder of a Note.

        "Loan" shall mean any loan made by one or more Lenders to Landlord, which loan is secured by a Mortgage and an Assignment and evidenced by a Note.

        "Major Alterations Amount" shall mean $250,000 for the first five (5) Lease Years, increased for each succeeding five (5) Lease Years as follows: (A) multiply the relevant amount then in effect (i.e., $250,000) by a fraction, the numerator of which shall be the difference between the average CPI for the Prior Months ending prior to the applicable adjustment date and the Adjustment Beginning CPI and the denominator of which shall be the Adjustment Beginning CPI, and (B) add the product of such multiplication to the then applicable Major Alterations Amount.

        "Monetary Obligations" shall mean Rent and all other sums payable by Tenant under this Lease to Landlord, to any third party on behalf of Landlord or to any Indemnitee.

        "Mortgage" shall mean any first lien mortgage, deed to secure debt or deed of trust from Landlord to a Lender which (a) encumbers any of the Leased Premises and (b) secures Landlord's obligation to repay a Loan, as the same may be amended, supplemented or modified.

        "Net Award" shall mean (a) the entire award payable to Landlord or Lender by reason of a Condemnation whether pursuant to a judgment or by agreement or otherwise, or (b) the entire proceeds of any insurance required under clauses (i), (ii) (to the extent payable to Landlord or Lender), (iv), (v) or (vi) of Paragraph 16(a), as the case may be, less any reasonable expenses incurred by Landlord in collecting such award or proceeds.

        "Non-Preapproved Sublet" shall mean Non-Preapproved Sublet as defined in Paragraph 21.

        "Non-Structural Approval Amount" shall mean $100,000 for the first five (5) Lease Years, increased for each succeeding five (5) Lease Years as follows: (A) multiply the relevant amount then in effect (i.e., $100,000) by a fraction, the numerator of which shall be the difference between the average CPI for the Prior Months ending prior to the applicable adjustment date and the Adjustment Beginning CPI and the denominator of which shall be the Adjustment Beginning CPI and (B) add the product of such multiplication to the then applicable Non-Structural Approval Amount.

        "Note" shall mean any promissory note evidencing Landlord's obligation to repay a Loan, as the same may be amended, supplemented or modified.

        "Partial Casualty" shall mean any Casualty which does not constitute a Termination Event.

        "Partial Condemnation" shall mean any Condemnation which does not constitute a Termination Event.

        "Permitted Encumbrances" shall mean those covenants, restrictions, reservations, liens, conditions and easements and other encumbrances, other than any Mortgage or Assignment, listed on Exhibit "C" hereto (but such listing shall not be deemed to revive any such encumbrances that have expired or terminated or are otherwise invalid or unenforceable).

        "Person" shall mean an individual, partnership, association, corporation or other entity.

        "Preapproved Assignee" shall mean Preapproved Assignee as defined in Paragraph 21(a)(i).

        "Prepayment Premium" shall mean any payment required to be made by Landlord to a Lender under a Note or any other document evidencing or securing a Loan (other than payments of principal and/or interest which Landlord is required to make under a Loan, a Note or a Mortgage) solely by reason of any prepayment or defeasance by Landlord of any principal due under a Note or Mortgage, and which may without limitation take the form of (i) a "make whole" or yield maintenance clause requiring a prepayment premium or (ii) a defeasance payment (such defeasance payment to be an amount equal to the positive difference between (a) the total amount required to defease a Loan and (b) the outstanding principal balance of the Loan as of the date of such defeasance plus reasonable Costs of Landlord and Lender.

        "Present Value" of any amount shall mean such amount discounted by a rate per annum which is the lower of (a) the Prime Rate at the time such present value is determined or (b) eight percent (8%) per annum.

        "Prime Rate" shall mean the annual interest rate as published, from time to time, in The Wall Street Journal as the "Prime Rate" in its column entitled "Money Rate". The Prime Rate may not be the lowest rate of interest charged by any "large U.S. money center commercial banks" and Landlord makes no representations or warranties to that effect. In the event The Wall Street Journal ceases publication or ceases to publish the "Prime Rate" as described above, the Prime Rate shall be the average per annum discount rate (the "Discount Rate") on ninety-one (91) day bills ("Treasury Bills") issued from time to time by the United States Treasury at its most recent auction, plus three hundred (300) basis points. If no such 91-day Treasury Bills are then being issued, the Discount Rate shall be the discount rate on Treasury Bills then being issued for the period of time closest to ninety-one (91) days.

        "Prior Months" shall mean the three (3) most recent calendar months ending prior to each date for which the Major Alterations Amount and Non-Structural Approval Amount is determined and for which the CPI has been published on or before the forty-fifth (45th) day preceding the date on which each such calculation is to be made.

        "Proceeds Trustee" shall mean (a) Landlord if the Leased Premises are not encumbered by a Mortgage and Landlord is controlled by or under common control with any Person whose exclusive real estate advisor is W.P. Carey & Co. LLC or its successor (a "WPC Landlord"), or (b) if the Leased Premises are encumbered by a Mortgage, Lender, provided however, if Landlord is not a WPC Landlord or if Lender is not an Institutional Lender, then an Institutional Lender reasonably satisfactory to Landlord and Tenant and which is experienced in providing escrow and fund disbursement services for a fee and who agrees to disburse funds received by it in the manner provided herein.

        "Relevant Amount" shall mean the Termination Amount.

        "Relevant Date" shall mean (a) the date immediately prior to the date on which the applicable Condemnation Notice is received, in the event of a Termination Notice under Paragraph 18 which is occasioned by a Taking or (b) the date immediately prior to the date on which the applicable Casualty occurs, in the event of a Termination Notice under Paragraph 18 which is occasioned by a Casualty.

        "Renewal Term" shall mean Renewal Term as defined in Paragraph 5.

        "Rent" shall mean, collectively, Basic Rent and Additional Rent.

        "Replacement Guarantor" shall mean Replacement Guarantor as defined in Paragraph 21(a)(i).

        "Replacement Guaranty" shall mean any Guaranty and Suretyship Agreement from a Replacement Guarantor to Landlord which is substantially in the form of the Guaranty.

        "Security Deposit" shall mean Security Deposit as defined in Paragraph 34.

        "Site Assessment" shall mean a Site Assessment as defined in Paragraph 10(c).

        "Six Month Sublease Security Deposit" shall mean a Security Deposit in an amount equal to the product of (a) six (6) months of Basic Rent in effect at the time a Six Month Sublease Security Deposit is required to be posted pursuant to Paragraph 21(b) hereof and (b) the percentage of the building(s) on the Leased Premises being sublet pursuant to a Non-Preapproved Sublet.

        "State" shall mean the State of Georgia.

        "Surviving Obligations" shall mean any obligations of Tenant under this Lease, actual or contingent, which arise on or prior to the expiration or prior termination of this Lease or which survive such expiration or termination by their own terms.

        "Taking" shall mean (a) any taking or damaging of all or a portion of the Leased Premises (i) in or by condemnation or other eminent domain proceedings pursuant to any Law, general or special, or (ii) by reason of any agreement with any condemnor in settlement of or under threat of any such condemnation or other eminent domain proceeding, or (b) any de facto condemnation. The Taking shall be considered to have taken place as of the date Tenant is required by Law or contract to vacate the Leased Premises.

        "Term" shall mean the Term as defined in Paragraph 5.

        "Termination Amount" shall mean the amount for the applicable Lease Year set forth in Exhibit "E" plus, in the event of a Casualty that is a Termination Event, the applicable Prepayment Premium which Landlord will be required to pay in prepaying or defeasing, as applicable, any Loan with proceeds of the Termination Amount.

        "Termination Date" shall mean Termination Date as defined in Paragraph 18.

        "Termination Event" shall mean a Termination Event as defined in Paragraph 18.

        "Termination Notice" shall mean Termination Notice as defined in Paragraph 18(a).

        "Warranties" shall mean Warranties as defined in Paragraph 3(d).

        3.    Title and Condition.

        (a)   The Leased Premises are demised and let subject to (i) the rights of any Persons in possession of the Leased Premises, (ii) the existing state of title of any of the Leased Premises, including any Permitted Encumbrances, (iii) any state of facts which an accurate survey or physical inspection of the Leased Premises might show, (iv) all Legal Requirements, including any existing violation of any thereof, and (v) the condition of the Leased Premises as of the commencement of the Term, without representation or warranty by Landlord.

        (b)   Tenant acknowledges that the Leased Premises is in good condition and repair at the inception of this Lease. LANDLORD LEASES AND WILL LEASE AND TENANT TAKES AND WILL TAKE THE LEASED PREMISES AS IS. TENANT ACKNOWLEDGES THAT LANDLORD (WHETHER ACTING AS LANDLORD HEREUNDER OR IN ANY OTHER CAPACITY) HAS NOT MADE AND WILL NOT MAKE, NOR SHALL LANDLORD BE DEEMED TO HAVE MADE, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE LEASED PREMISES, INCLUDING ANY WARRANTY OR REPRESENTATION AS TO (i) ITS FITNESS, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE, (ii) THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, (iii) THE EXISTENCE OF ANY DEFECT, LATENT OR PATENT, (iv) LANDLORD'S TITLE THERETO, (v) VALUE, (vi) COMPLIANCE WITH SPECIFICATIONS, (vii) LOCATION, (viii) USE, (ix) CONDITION, (x) MERCHANTABILITY, (xi) QUALITY, (xii) DESCRIPTION, (xiii) DURABILITY, (xiv) OPERATION, (xv) THE EXISTENCE OF ANY HAZARDOUS SUBSTANCE, HAZARDOUS CONDITION OR HAZARDOUS ACTIVITY OR (xvi) COMPLIANCE OF THE LEASED PREMISES WITH ANY LAW OR LEGAL REQUIREMENT; AND ALL RISKS INCIDENT THERETO ARE TO BE BORNE BY TENANT. TENANT ACKNOWLEDGES THAT THE LEASED PREMISES IS OF ITS SELECTION AND TO ITS SPECIFICATIONS AND THAT THE LEASED PREMISES HAS BEEN INSPECTED BY TENANT AND IS SATISFACTORY TO IT. IN THE EVENT OF ANY DEFECT OR DEFICIENCY IN ANY OF THE LEASED PREMISES OF ANY NATURE, WHETHER LATENT OR PATENT, LANDLORD SHALL NOT HAVE ANY RESPONSIBILITY OR LIABILITY WITH RESPECT THERETO OR FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING STRICT LIABILITY IN TORT). THE PROVISIONS OF THIS PARAGRAPH 3(b) HAVE BEEN NEGOTIATED, AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY WARRANTIES BY LANDLORD, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE LEASED PREMISES, ARISING PURSUANT TO THE UNIFORM COMMERCIAL CODE OR ANY OTHER LAW NOW OR HEREAFTER IN EFFECT OR ARISING OTHERWISE.

        (c)   Tenant represents to Landlord that Tenant has examined the title to the Leased Premises prior to the execution and delivery of this Lease and has found the same to be satisfactory for the purposes contemplated hereby. Tenant acknowledges that (i) fee simple title (both legal and equitable) is in Landlord and that Tenant has only the leasehold right of possession and use of the Leased Premises as provided herein, (ii) the Improvements conform to all material Legal Requirements and all Insurance Requirements, (iii) all easements necessary or appropriate for the use or operation of the Leased Premises have been obtained, (iv) all contractors and subcontractors who have performed work on or supplied materials to the Leased Premises have been fully paid, and all materials and supplies have been fully paid for, (v) the Improvements have been fully completed in all material respects in a workmanlike manner of first class quality, and (vi) all Equipment necessary or appropriate for the use or operation of the Leased Premises has been installed and is presently fully operative in all material respects.

        (d)   Landlord hereby assigns to Tenant, without recourse or warranty whatsoever, all assignable warranties, guaranties, indemnities and similar rights (collectively, "Warranties") which Landlord may have against any manufacturer, seller, engineer, contractor or builder in respect of any of the Leased Premises. Such assignment shall remain in effect until the expiration or earlier termination of this Lease, whereupon such assignment shall cease and all of Warranties, guaranties, indemnities and other rights shall automatically revert to Landlord. In confirmation of such reversion Tenant shall execute and deliver promptly any certificate or other document reasonably required by Landlord. Landlord shall also retain the right to enforce any guaranties upon the occurrence of an Event of Default. Tenant shall enforce the material Warranties in accordance with their respective terms.

        4.    Use of Leased Premises; Quiet Enjoyment.

        (a)   Tenant may occupy and use the Leased Premises for office, manufacturing, warehouse, distribution and related ancillary use and for no other purpose, without the prior written consent of Landlord. Tenant shall not use or occupy or permit any of the Leased Premises to be used or occupied, nor do or permit anything to be done in or on any of the Leased Premises, in a manner which would (i) violate any Law, Legal Requirement or Permitted Encumbrance, (ii) make void or voidable or cause any insurer to cancel any insurance required by this Lease, or make it difficult or impossible to obtain any such insurance at commercially reasonable rates, (iii) make void or voidable, cancel or cause to be cancelled or release any of the Warranties, except to the extent that making such Warranty void or canceling such Warranty does not have a material adverse effect on Landlord or the Leased Premises, (iv) cause structural injury to any of the Improvements or (v) constitute a public or private nuisance or waste.

        (b)   Subject to the provisions hereof, so long as no Event of Default has occurred and is continuing, Tenant shall quietly hold, occupy and enjoy the Leased Premises throughout the Term, without any hindrance, ejection or molestation by Landlord with respect to matters that arise after the date hereof, provided that Landlord or its agents may enter upon and examine any of the Leased Premises at such reasonable times during Tenant's normal business hours as Landlord may select and upon reasonable notice to Tenant (except in the case of an emergency, in which no notice shall be required) for the purpose of inspecting the Leased Premises, verifying compliance or non-compliance by Tenant with its obligations hereunder and the existence or non-existence of an Event of Default or event which with the passage of time and/or notice would constitute an Event of Default, showing the Leased Premises to prospective Lenders and purchasers and taking such other action with respect to the Leased Premises as is permitted by any provision hereof.

        5.    Term.

        (a)   Subject to the provisions hereof, Tenant shall have and hold the Leased Premises for an initial term (such term, as extended or renewed in accordance with the provisions hereof, being called the "Term") commencing on June 27, 2002 (the "Commencement Date") and ending on the last day of the one hundred eightieth (I 80th) calendar month next following the date hereof (the "Expiration Date"). If all Rent and all other sums due hereunder shall not have been fully paid by the end of the Term, Landlord may, at its option, extend the Term until all said sums shall have been fully paid.

        (b)   Provided that if, on or prior to the Expiration Date or any other Renewal Date (as hereinafter defined) this Lease shall not have been terminated pursuant to any provision hereof, then Tenant shall have the right upon not less than eighteen (18) months prior written notice to Landlord to extend the Term on the Expiration Date and on the tenth (10th) anniversary of the Expiration Date (the Expiration Date and such anniversary being referred to herein as a "Renewal Date"), for an additional period of ten (10) years (each such extension, a "Renewal Term"). Any such extension of the Term shall be subject to all of the provisions of this Lease, as the same may be amended, supplemented or modified (except that Tenant shall not have the right to any further Renewal Terms).

        (c)   If Tenant does not exercise its option to extend or further extend the Term, or if an Event of Default occurs, then Landlord shall have the right during the remainder of the Term then in effect and, in any event, Landlord shall have the right during the last year of the Term, to (i) advertise the availability of the Leased Premises for sale or reletting and to erect upon the Leased Premises signs (which shall be attractive and in compliance with Law) indicating such availability and (ii) show the Leased Premises to prospective purchasers or tenants or their agents at such reasonable times during Tenant's normal business hours as Landlord may select.

        6.    Basic Rent.    Tenant shall pay to Landlord, as annual rent for the Leased Premises during the Term, the amounts determined in accordance with Exhibit "D" hereto ("Basic Rent"), commencing on the twenty-fifth day of July, 2002, and thereafter on the same day of each October, January, April and July during the Term (each such day being a "Basic Rent Payment Date"). Each such rental payment shall be made, at Landlord's sole discretion, (a) to or for the account of Landlord as directed in writing by Landlord and/or to such one or more other Persons, as directed in writing by Landlord and in such proportions as Landlord may direct by fifteen (15) days' prior written notice to Tenant and (b) by wire transfer in Federal Funds to a United States bank account no later than the applicable Basic Rent Payment Date (unless Landlord has not provided wire instructions to Tenant in which event Tenant shall make payment by check to Landlord at the address set forth above or at such other address in the United States as Landlord may direct by fifteen (15) days prior written notice to Tenant).

        7.    Additional Rent.

        (a)   Tenant shall pay and discharge, as additional rent (collectively, "Additional Rent"):

          (i)    except as otherwise specifically provided herein, all costs and expenses of Tenant, Landlord and any other Persons specifically referenced herein which are incurred in connection or associated with (A) the use, non-use, occupancy, monitoring, possession, operation, condition, design, construction, maintenance, alteration, repair or restoration of any of the Leased Premises, (B) the performance of any of Tenant's obligations under this Lease, (C) any sale or other transfer of any of the Leased Premises to Tenant under this Lease, (D) any Condemnation proceedings, (E) the adjustment, settlement or compromise of any insurance claims involving or arising from any of the Leased Premises, (F) the prosecution, defense or settlement of any litigation involving or arising from any of the Leased Premises, this Lease, or the sale of the Leased Premises to Landlord, (G) the exercise or enforcement by Landlord, its successors and assigns, of any of its rights under this Lease, (H) any amendment to or modification or termination of this Lease made at the request of Tenant, (I) attorneys fees of Landlord's counsel not to exceed the sum actually and reasonably incurred and reasonable internal Costs of Landlord incurred in connection with any act undertaken by Landlord (or its counsel) at the request of Tenant, or incurred in connection with any act of Landlord performed to the extent permitted herein on behalf of Tenant, (J) the reasonable internal Costs of Landlord incurred in connection with any act undertaken by Landlord at the request of Tenant or Tenant's failure to act promptly in an emergency situation and (K) any other items specifically required to be paid by Tenant under this Lease;

          (ii)   after the date all or any portion of any installment of Basic Rent is due and not paid by the applicable Basic Rent Payment Date, an amount (the "Late Charge") equal to five percent (5%) of the amount of such unpaid installment or portion thereof, provided, however, that with respect to the first late payment of all or any portion of any installment of Basic Rent in any Lease Year, the Late Charge shall not be due and payable unless the Basic Rent has not been paid within five (5) days' following the due date thereof;

          (iii)  a sum equal to the positive difference between (A) any additional sums (including any late charge, default penalties, interest and attorneys' fees of Lender's counsel not to exceed the sum actually and reasonably incurred) which are payable by Landlord to any Lender under any Note solely by reason of Tenant's late payment or non-payment of Basic Rent or by reason of an Event of Default and (B) the amount paid pursuant to Paragraph 7(a)(ii) on the portion of Basic Rent attributable to three (3) months of principal and interest payments on the Note then outstanding; and

          (iv)  interest at the rate (the "Default Rate") of five percent (5%) over the Prime Rate per annum on the following sums until paid in full: (A) all overdue installments of Basic Rent from the respective due dates thereof, (B) all overdue amounts of Additional Rent relating to obligations which Landlord shall have paid on behalf of Tenant to the extent permitted herein, from the date of payment thereof by Landlord, provided Landlord gives Tenant notice thereof within fifteen (15) days after said payment and (C) all other overdue amounts of Additional Rent that are payable to Landlord hereunder, from the date when any such amount becomes overdue.

        (b)   Tenant shall pay and discharge (i) any Additional Rent referred to in Paragraph 7(a)(i) when the same shall become due, provided that amounts which are billed to Landlord or any third party, but not to Tenant, shall be paid within fifteen (15) days after Landlord's demand for payment thereof, and (ii) any other Additional Rent, within fifteen (15) days after Landlord's demand for payment thereof.

        (c)   In no event shall amounts payable under Paragraph 7(a)(ii), (iii) and (iv) exceed the maximum amount permitted by applicable Law.

        8.    Net Lease; Non-Terminability.

        (a)   This is a net lease and all Monetary Obligations shall, unless otherwise specifically provided herein, be paid without notice or demand and without set-off, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense (collectively, a "Set-Off").

        (b)   This Lease and the rights of Landlord and the obligations of Tenant hereunder shall not be affected by any event or for any reason or cause whatsoever foreseen or unforeseen.

        (c)   The obligations of Tenant hereunder shall be separate and independent covenants and agreements, all Monetary Obligations shall continue to be payable in all events (or, in lieu thereof, Tenant shall pay amounts equal thereto), and the obligations of Tenant hereunder shall continue unaffected unless the requirement to pay or perform the same shall have been terminated pursuant to an express provision of this Lease. All Rent payable by Tenant hereunder shall constitute "rent" for all purposes (including Section 502(b)(6) of the Federal Bankruptcy Code).

        (d)   Except as otherwise expressly provided herein, Tenant shall have no right and hereby waives all rights which it may have under any Law (i) to quit, terminate or surrender this Lease or any of the Leased Premises, or (ii) to any Set-Off of any Monetary Obligations.

        9.    Payment of Impositions.

        (a)   Tenant shall, before interest or penalties are due thereon, pay and discharge all taxes (including real and personal property, franchise, sales, use, gross receipts and rent taxes), all charges for any easement or agreement maintained for the benefit of any of the Leased Premises, all assessments and levies, all permit, inspection and license fees, all rents and charges for water, sewer, utility and communication services relating to any of the Leased Premises, all ground rents and all other public charges whether of a like or different nature, even if unforeseen or extraordinary, imposed upon or assessed against (i) Tenant, (ii) Tenant's leasehold interest in the Leased Premises, (iii) any of the Leased Premises, or (iv) Landlord as a result of or arising in respect of the acquisition, ownership, occupancy, leasing, use, possession or sale of any of the Leased Premises, any activity conducted on any of the Leased Premises, or the Rent (collectively, the "Impositions"); provided, that nothing herein shall obligate Tenant to pay (A) income (except gross receipts or other gross tax imposed on rental income), excess profits, franchise, excise, corporate, withholding or other similar taxes (unless such taxes are in lieu of or a substitute for any other tax, assessment or other charge upon or with respect to the Leased Premises which, if it were in effect, would be payable by Tenant under the provisions hereof or by the terms of such tax, assessment or other charge), (B) any estate, inheritance, succession, gift or similar tax imposed on Landlord or (C) any capital gains, transfer, recording or other similar tax imposed on Landlord in connection with the sale of the Leased Premises to any Person except for transfer, recording or similar taxes payable by Landlord in connection with any transfer of the Leased Premises to Tenant or its designee. If any Imposition may be paid in installments with or without interest but without penalty, Tenant shall have the option to pay such Imposition in installments; in such event, Tenant shall be liable only for those installments which accrue or become due and payable during the Term. Tenant shall prepare and file all tax reports required by governmental authorities which relate to the Impositions. Tenant shall deliver to Landlord (1) copies of all settlements and notices pertaining to the Impositions which may be issued by any governmental authority within ten (10) days after Tenant's receipt thereof, (2) receipts or other evidence of payment satisfactory to Landlord for payment of real estate taxes and assessments required to be paid by Tenant hereunder within thirty (30) days after the due date thereof, (3) to the extent available from the applicable taxing authority, receipts for payment of all taxes required to be paid by Tenant hereunder within fifteen (15) days after Landlord's request therefor, and (4) to the extent available from the applicable taxing authority, receipts for payment of all other Impositions within fifteen (15) days after Landlord's request therefor.

        (b)   Following the occurrence of an Event of Default, Tenant shall, if required by Lender, establish an escrow account with an Institutional Lender selected by Landlord, as trustee, and shall deposit such amounts in escrow to equal amounts required to be on deposit with Lender (each an "Escrow Payment") so that there shall be in an escrow account an amount sufficient to pay the Escrow Charges (as hereinafter defined) as they become due. As used herein, "Escrow Charges" shall mean real estate taxes and assessments on or with respect to the Leased Premises or payments in lieu thereof and premiums on any insurance required by this lease. Institutional Lender may only make disbursements from the escrow account to make payments of Escrow Charges as they become due. An escrow account shall be required only as long as an Event of Default does exist or Lender requires Landlord to maintain similar escrow accounts. As long as the Escrow Payments are being held by Institutional Lender, the Escrow Payments shall not be commingled with any other funds, shall be held in escrow, shall be held in an interest bearing account and interest thereon shall accrue for the benefit of Tenant from the date such monies are received and invested until the date such monies are disbursed to pay Escrow Charges. Institutional Lender shall apply or cause to be applied the Escrow Payments to the timely payment of the Escrow Charges in such order or priority as Landlord reasonably shall determine or as required by law. If at any time the Escrow Payments theretofore paid to Institutional Lender shall be insufficient for the payment of the Escrow Charges, Tenant, within ten (10) days after Institutional Lender's demand notice therefor, shall pay the amount of the deficiency to Institutional Lender.

        (c)   Following the failure of Tenant to repair and/or maintain the Leased Premises as required hereby and notice thereof, and provided Landlord is required by a Lender that is an Institutional Lender to pay into escrow funds necessary to pay for the correction of such deferred maintenance and/or deferred repairs ("Repair Escrow Charges") and Tenant has not commenced to correct same within fifteen (15) days following said written notice from Landlord, Tenant shall pay to Landlord such amount ("Repair Escrow Payment") as said Lender reasonably shall determine is necessary to pay the Repair Escrow Charges. Institutional Lender shall apply or cause to be applied the Repair Escrow Payment to reimburse Tenant for Repair Escrow Charges and any excess shall be paid to Tenant upon substantial completion of said work or, following an Event of Default, to reimburse Landlord for Repairs Escrow Charges and any excess shall be used as permitted herein.

        10.    Compliance with Laws and Easement Agreements, Environmental Matters.

        (a)   Tenant shall, at its expense, comply with and conform to, and cause the Leased Premises and any other Person occupying any part of the Leased Premises to comply with and conform to, all Insurance Requirements and Legal Requirements (including all applicable Environmental Laws). Tenant shall not at any time (i) cause, permit or suffer to occur any Environmental Violation or (ii) permit any sublessee, assignee or other Person occupying the Leased Premises under or through Tenant to cause, permit or suffer to occur any Environmental Violation and, at the request of Landlord, Tenant shall promptly undertake any appropriate response action to correct any existing Environmental Violation, however immaterial.

        (b)   Tenant, at its sole cost and expense, will at all times promptly and faithfully abide by, discharge and perform all of the covenants, conditions and agreements contained in any Easement Agreement on the part of Landlord or the occupier to be kept and performed thereunder that is a Permitted Encumbrance. Tenant will not alter, modify, amend or terminate any Easement Agreement, give any consent or approval thereunder, or enter into any new Easement Agreement without, in each case, the prior written consent of Landlord. As long as no Event of Default exists Landlord will not alter, modify, amend or terminate any Easement Agreement, give any consent or approval thereunder or enter into any new Easement Agreement without, in each case, the prior written consent of Tenant.

        (c)   Upon prior written notice from Landlord, Tenant shall permit such qualified persons as Landlord may designate ("Site Reviewers") to visit the Leased Premises and perform environmental site investigations and assessments ("Site Assessments") on the Leased Premises (i) in connection with any sale, financing or refinancing of the Leased Premises, (ii) within the six month period prior to the expiration of the Term, (iii) if required by Lender that is an Institutional Lender or if required by the terms of any credit facility from an Institutional Lender to which Landlord is bound, (iv) if an Event of Default exists, or (v) at any other time that, in the opinion of Landlord or Lender, a reasonable basis exists to believe that an Environmental Violation or any condition that could reasonably be expected to result in any Environmental Violation exists. Such Site Assessments may include both above and below the ground testing for Environmental Violations and such other tests as may be necessary, in the opinion of the Site Reviewers, to conduct the Site Assessments. Tenant shall supply to the Site Reviewers such historical and operational information regarding the Leased Premises as may be in Tenant's possession and reasonably requested by the Site Reviewers to facilitate the Site Assessments, and shall make available for meetings with the Site Reviewers appropriate personnel having knowledge of such matters. All Site Reviewers shall be required to provide evidence of liability insurance for the benefit of, and reasonably adequate to, Landlord and Tenant. The cost of performing and reporting Site Assessments shall be paid by Landlord unless a material Environmental Violation is found, in which event it shall be paid by Tenant.

        (d)   If an Environmental Violation occurs or is found to exist and, in Landlord's reasonable judgment, the cost of remediation of, or other response action with respect to, the same is likely to exceed $1,000,000 and if Tenant does not act promptly to commence remediation of such other action as is required by the applicable governmental authorities, Tenant shall provide to Landlord, within ten (10) days after Landlord's request therefor, adequate financial assurances that Tenant will effect such remediation in accordance with applicable Environmental Laws. Such financial assurances shall be, at the option of Tenant, (i) a bond reasonably satisfactory to Landlord in form and substance, or (ii) an irrevocable letter of credit from an Institutional Lender satisfactory to Landlord and in substantially the form attached hereto as Exhibit "F", and, in either case, in an amount equal to or greater than Landlord's reasonable estimate, based upon a Site Assessment performed pursuant to Paragraph 10(c), of the anticipated cost of such remedial action.

        (e)   Tenant shall notify Landlord immediately after becoming aware of any Environmental Violation (or alleged Environmental Violation) or noncompliance with any of the covenants contained in this Paragraph 10 and shall forward to Landlord immediately upon receipt thereof copies of all orders, reports, notices, permits, applications or other communications relating to any such violation or noncompliance.

        (f)    All future leases, subleases or concession agreements relating to the Leased Premises entered into by Tenant shall contain covenants of the other party not to at any time (i) cause any Environmental Violation to occur or (ii) permit any Person occupying the Leased Premises through said subtenant or concessionaire to cause any Environmental Violation to occur.

        11.    Liens; Recording.

        (a)   Tenant shall not, directly or indirectly, create or permit to be created or to remain and shall promptly discharge, remove or bond over any lien, levy or encumbrance on any of the Leased Premises or on any Rent or any other sums payable by Tenant under this Lease, other than any Mortgage or Assignment, the Permitted Encumbrances, Easement Agreement and any mortgage, lien, encumbrance or other charge created by or resulting solely from any act or omission of Landlord. NOTICE IS HEREBY GIVEN THAT LANDLORD SHALL NOT BE LIABLE FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED OR TO BE FURNISHED TO TENANT OR TO ANYONE

HOLDING OR OCCUPYING ANY OF THE LEASED PREMISES THROUGH OR UNDER TENANT, AND THAT NO MECHANICS' OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES OR MATERIALS SHALL ATTACH TO OR AFFECT THE INTEREST OF LANDLORD IN AND TO ANY OF THE LEASED PREMISES. LANDLORD MAY AT ANY TIME, AND AT LANDLORD'S REQUEST TENANT SHALL PROMPTLY, POST ANY REASONABLE NOTICES ON THE LEASED PREMISES REGARDING SUCH NON-LIABILITY OF LANDLORD.

        (b)   Tenant shall execute, deliver and record, file or register (collectively, "record") all such instruments as may be required or permitted by any present or future Law in order to evidence the respective interests of Landlord and Tenant in the Leased Premises, and shall cause a memorandum of this Lease (or, if such a memorandum cannot be recorded, this Lease), and any supplement hereto or thereto, to be recorded in such manner and in such places as may be required or permitted by any present or future Law in order to protect the validity and priority of this Lease.

        12.    Maintenance and Repair.

        (a)   Tenant shall at all times maintain the Leased Premises and the Adjoining Property in as good repair and appearance as they are in on the date hereof (subject to ordinary wear and tear), and, in the case of the Equipment, in as good mechanical condition as it was on the date hereof, except for ordinary wear and tear. Tenant shall take every other action necessary or appropriate for the preservation and safety of the Leased Premises. Tenant shall promptly make all Alterations of every kind and nature, whether foreseen or unforeseen, which may be required to comply with the foregoing requirements of this Paragraph 12(a). Landlord shall not be required to make any Alteration, whether foreseen or unforeseen, or to maintain any of the Leased Premises or Adjoining Property in any way, and Tenant hereby expressly waives any right which may be provided for in any Law now or hereafter in effect to make Alterations at the expense of Landlord or to require Landlord to make Alterations. Any Alteration made by Tenant pursuant to this Paragraph 12 shall be made in conformity with the provisions of Paragraph 13.

        (b)   If any Improvement, now or hereafter constructed, shall (i) encroach upon any setback or any property, street or right-of-way adjoining the Leased Premises, (ii) violate the provisions of any restrictive covenant affecting the Leased Premises that is a Permitted Encumbrance or (iii) hinder or obstruct any easement or right-of-way to which any of the Leased Premises is subject, Tenant shall, promptly after receiving notice or otherwise acquiring knowledge thereof, either (A) obtain from all necessary parties waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation, hindrance, obstruction or impairment, whether the same shall affect Landlord, Tenant or both, or (B) take such action as shall be necessary to remove all such encroachments, hindrances or obstructions and to end all such violations or impairments, including, if necessary, making Alterations.

        (c)   No later than September 30, 2002 (i) Tenant shall either (A) obtain a permanent, irrevocable variance from the applicable governmental authority which permits Tenant to legally occupy the Leased Premises with the 115 parking spaces currently located on the Land or (B) construct or otherwise provide on the Leased Premises the additional twenty-four (24) parking spaces which are required by Law and (ii) Tenant shall cause the portion of the Sewer Line Easement dated April 24, 1989 and recorded in Deed Book 447, Page 320, Forsyth County, Georgia, as affected by that certain Agreement Regarding Sewer Line Easement, dated December 23, 1994, filed for record in Deed Book 816, Page 142, aforesaid records which is underneath the Improvements to be abandoned or otherwise removed of record.

        13.    Alterations and Improvements.

        (a)   Tenant shall have the right, without having obtained the prior written consent of Landlord and Lender and provided that no Event of Default then exists, (i) to make non-structural Alterations or a series of related non-structural Alterations that, as to any such Alterations or series of related Alterations, do not cost in excess of Major Alterations Amount and (ii) to install Equipment in the Improvements or accessions to the Equipment that, as to such Equipment or accessions, do not cost in excess of Major Alterations Amount, so long as at the time of construction or installation of any such Equipment or Alterations no Event of Default exists. If the cost of any non-structural Alterations, series of related non-structural Alterations, Equipment or accessions thereto is in excess of Major Alterations Amount, the prior written approval of Landlord and Lender that is an Institutional Lender which shall not be unreasonably withheld shall be required or if Tenant desires to make structural Alterations to the Leased Premises. Tenant shall not construct upon the Land any additional buildings without having first obtained the prior written consent of Landlord and any Lender that is an Institutional Lender which shall not be unreasonably withheld. Landlord shall have the right to require Tenant to remove any Alterations except for those Alterations required by Law, non-structural Alterations made in the ordinary course of property maintenance, Alterations that do not in the aggregate over the Term exceed the Non-Structural Approval Amount or Alterations for which Landlord has consented in writing that removal will not be required. Landlord agrees that it will respond promptly to any request from Tenant to permit Alterations to remain at the expiration of the Term.

        (b)   If Tenant makes any Alterations pursuant to this Paragraph 13 or as required by Paragraph 12 or 17 (such Alterations and actions being hereinafter collectively referred to as "Work") whether or not Landlord's consent is required, then (i) the market value of the Leased Premises shall not be lessened by any such Work or its usefulness impaired, (ii) all such Work shall be performed by Tenant in a good and workmanlike manner, (iii) all such Work shall be expeditiously completed in compliance with all Legal Requirements, (iv) all such Work shall comply with the Insurance Requirements, (v) if any such Work involves the replacement of Equipment or parts thereto, all replacement Equipment or parts shall be in the condition required by Paragraph 12(a), (vi) Tenant shall promptly discharge or remove all liens filed against any of the Leased Premises arising out of such Work, (vii) Tenant shall procure and pay for all permits and licenses required in connection with any such Work, (viii) all such Work shall be the property of Landlord and shall be subject to this Lease, and Tenant shall execute and deliver to Landlord any reasonable document requested by Landlord evidencing the assignment to Landlord of all estate, right, title and interest (other than the leasehold estate created hereby) of Tenant or any other Person thereto or therein, and (ix) Tenant shall comply, to the extent requested by Landlord or required by this Lease, with the provisions of Paragraphs 12(a) and, if the work is in excess of the Major Alterations Amount, with the provisions of 19(a)(i), whether or not such Work involves restoration of the Leased Premises.

        14.    Permitted Contests.    Notwithstanding any other provision of this Lease, Tenant shall not be required to (a) pay any Imposition, (b) discharge or remove any lien referred to in Paragraph 11 or 13 or (c) take any action with respect to any encroachment, violation, hindrance, obstruction, impairment or other matter referred to in Paragraph 12(b) (such non-compliance with the terms hereof being hereinafter referred to collectively as "Permitted Violations") and may dispute or contest the same, so long as at the time of such contest no Event of Default exists and so long as Tenant shall contest, in good faith, the existence, amount or validity thereof, the amount of the damages caused thereby, or the extent of its or Landlord's liability therefor by appropriate proceedings which shall operate during the pendency thereof to prevent or stay (i) the collection of, or other realization upon, the Permitted Violation so contested, (ii) the sale, forfeiture or loss of any of the Leased Premises or any Rent to satisfy or to pay any damages caused by any Permitted Violation, (iii) any interference with the use or occupancy of any of the Leased Premises, (iv) any interference with the payment of any Rent, or

(v) the cancellation or increase in the rate of any insurance policy or a statement by the carrier that coverage will be denied. Tenant shall provide Landlord security which is satisfactory, in Landlord's reasonable judgment, to assure that such Permitted Violation is corrected, including all Costs, interest and penalties that may be incurred or become due in connection therewith. While any proceedings which comply with the requirements of this Paragraph 14 are pending and the required security is held by Landlord, Landlord shall not have the right to correct any Permitted Violation thereby being contested unless Landlord is required by law to correct such Permitted Violation and Tenant's contest does not prevent or stay such requirement as to Landlord. Each such contest shall be promptly and diligently prosecuted by Tenant to a final conclusion, except that Tenant, so long as the conditions of this Paragraph 14 are at all times complied with, has the right to attempt to settle or compromise such contest through negotiations. Tenant shall pay any and all losses, judgments, decrees and Costs in connection with any such contest and shall, promptly after the final determination of such contest, fully pay and discharge the amounts which shall be levied, assessed, charged or imposed or be determined to be payable therein or in connection therewith, together with all penalties, fines, interest and Costs thereof or in connection therewith, and perform all acts the performance of which shall be ordered or decreed as a result thereof. No such contest shall subject Landlord to the risk of any civil or criminal liability.

        15.    Indemnification.

        (a)   Tenant shall pay, protect, indemnify, defend, save and hold harmless Landlord, Lender and all other Persons described in Paragraph 30 (each an "Indemnitee") from and against any and all liabilities, losses, damages (including punitive damages), penalties, Costs (including attorneys' fees and costs not to exceed the sum actually and reasonably incurred), causes of action, suits, claims, demands or judgments of any nature whatsoever, howsoever caused, without regard to the form of action and whether based on strict liability, negligence or any other theory of recovery at law or in equity, except for the gross negligence or willful misconduct of Landlord or the Indemnitee seeking indemnification, arising from (i) any matter pertaining to the use, non-use, occupancy, operation, condition, design, construction, maintenance, repair or restoration of the Leased Premises or Adjoining Property, (ii) any casualty in any manner arising from the Leased Premises or Adjoining Property, whether or not Indemnitee has or should have knowledge or notice of any defect or condition causing or contributing to said casualty, (iii) any violation by Tenant of any provision of this Lease, any contract or agreement to which Tenant is a party, any Legal Requirement or any Permitted Encumbrance or any encumbrance Tenant consented to or (iv) any alleged, threatened or actual Environmental Violation, including (A) liability for response costs and for costs of removal and remedial action incurred by the United States Government, any state or local governmental unit or any other Person, or damages from injury to or destruction or loss of natural resources, including the reasonable costs of assessing such injury, destruction or loss, incurred pursuant to Section 107 of CERCLA, or any successor section or act or provision of any similar state or local Law, (B) liability for costs and expenses of abatement, correction or clean-up, fines, damages, response costs or penalties which arise from the provisions of any of the other Environmental Laws and (C) liability for personal injury or property damage arising under any statutory or common-law tort theory, including damages assessed for the maintenance of a public or private nuisance or for carrying on of a dangerous activity.

        (b)   In case any action or proceeding is brought against any Indemnitee by reason of any such claim, (i) Tenant may, except in the event of a conflict of interest or a dispute between Tenant and any such Indemnitee or during the continuance of an Event of Default, retain its own counsel and defend such action (it being understood that Landlord may employ counsel of its choice to monitor the defense of any such action, the cost of which shall not be paid by Tenant) and (ii) such Indemnitee shall notify Tenant to resist or defend such action or proceeding by retaining counsel reasonably satisfactory to such Indemnitee (and any counsel selected by Tenant's insurance company shall be acceptable), and such Indemnitee will cooperate and assist in the defense of such action or proceeding if reasonably requested so to do by Tenant. In the event of a conflict of interest or dispute or during the continuance of an Event of Default, Landlord shall have the right to select counsel and shall by paid by Tenant. Counsel fees shall not exceed the sum actually and reasonably incurred.

        (c)   The obligations of Tenant under this Paragraph 15 shall survive any termination, expiration or rejection in bankruptcy of this Lease.

        16.    Insurance.

        (a)   Tenant shall maintain the following insurance on or in connection with the Leased Premises:

          (i)    Insurance against risk of physical loss or damage to the Improvements and Equipment as provided under "Special Form" coverage, and including customarily excluded perils of hail, windstorm, flood coverage (if the Leased Premises is in a flood zone), earthquake, in amounts no less than the actual replacement cost of the Improvements and Equipment; provided that, if Tenant's insurance company is unable or unwilling to include any of all of such excluded perils, Tenant shall have the option of purchasing coverage against such perils from another insurer on a "Difference in Conditions" form or through a stand-alone policy. Such policies shall contain Replacement Cost and Agreed Amount Endorsements and shall contain deductibles not more than $250,000 (which may be increased based on market availability as acceptable to Lender).

          (ii)   Commercial General Liability Insurance (including but not limited to Incidental Medical Malpractice and Host Liquor Liability) and Business Automobile Liability Insurance (including Non-Owned and Hired Automobile Liability) against claims for personal and bodily injury, death or property damage occurring on, in or as a result of the use of the Leased Premises, in an amount not less than $10,000,000 per occurrence/annual aggregate and all other coverage extensions that are usual and customary for properties of this size, type, location and use and shall contain deductibles not more than $250,000 (which may be increased based on market availability as acceptable to Lender).

          (iii)  Workers' compensation insurance covering all persons employed by Tenant in connection with any work done on or about any of the Leased Premises for which claims for death, disease or bodily injury may be asserted against Landlord, Tenant or any of the Leased Premises or, in lieu of such Workers' Compensation Insurance, a program of self-insurance complying with the rules, regulations and requirements of the appropriate agency of the State.

          (iv)  Comprehensive Boiler and Machinery Insurance on any of the Equipment or any other equipment on or in the Leased Premises, in an amount not less than $5,000,000 per accident for damage to property. Either such Boiler and Machinery policy or the All-Risk policy required in (i) above shall include at least $3,000,000 per incidence for Off-Premises Service Interruption, Expediting Expenses, Ammonia Contamination if ammonia is used by Tenant in the operation of its business, and Hazardous Materials Clean-Up Expense and may contain a deductible not to exceed $250,000 (which may be increased based on market availability as acceptable to Lender).

          (v)   Business Income/Extra Expense Insurance at limits sufficient to cover 100% of the period of indemnity not less than eighteen (18) months from time of loss. Such insurance shall name Proceeds Trustee as loss payee solely with respect to Rent payable to or for the benefit of Landlord as its interest appears under this Lease.

          (vi)  During any period in which substantial Alterations at the Leased Premises are being undertaken, builder's risk insurance covering the total completed value including any "soft costs" with respect to the Improvements being altered or repaired (on a completed value, non-reporting basis), replacement cost of work performed and equipment, supplies and materials furnished in connection with such construction or repair of Improvements or Equipment, together with such "soft cost" endorsements and such other endorsements as Landlord may reasonably require and general liability, worker's compensation and automobile liability insurance with respect to the Improvements being constructed, altered or repaired.

          (vii) Such other insurance (or other terms with respect to any insurance required pursuant to this Paragraph 16, including without limitation amounts of coverage, deductibles, form of mortgagee clause) on or in connection with any of the Leased Premises as Landlord or Lender may reasonably require as is usual and customary for properties of the use, size, type and location of the Leased Premises.

        (b)   The insurance required by Paragraph 16(a) shall be written by companies which have a Best's rating of—A-:VII or above and a claims paying ability rating of A- or better by Standard & Poor's Rating Services, a division of the McGraw Hill Companies, Inc. or equivalent rating agency approved by Landlord in its reasonable discretion except that prior to November 20, 2002 the insurance required under Paragraph 16(a)(ii) may be written by a company that has a Best's rating of at least—A-:VII but is not rated by Standard & Poor's Rating Services or any equivalent rating agency approved by Landlord in its reasonable discretion. All such insurance companies shall be admitted in, and approved to write insurance policies by, the State Insurance Department for the State. The insurance policies (i) shall be for such terms (not to exceed three years) as Landlord may reasonably approve and (ii) shall be in amounts sufficient at all times to satisfy any coinsurance requirements thereof. The insurance referred to in Paragraphs 16(a)(i), 16(a)(iv) and 16(a)(vi) shall name Landlord as additional insured and Proceeds Trustee as loss payee and Tenant as its interest may appear. The insurance referred to in Paragraph 16(a)(ii) shall name Landlord and Lender as additional insureds, and the insurance referred to in Paragraph 16(a)(v) shall name Landlord as additional insured and Proceeds Trustee as loss payee with respect to the Rent. If said insurance or any part thereof shall expire, be withdrawn, become void, voidable, unreliable or unsafe for any reason, including a breach of any condition thereof by Tenant or the failure or impairment of the capital of any insurer, or if for any other reason whatsoever said insurance shall become reasonably unsatisfactory to Landlord, Tenant shall immediately obtain new or additional insurance reasonably satisfactory to Landlord in compliance with the provisions hereof.

        (c)   Each insurance policy referred to in clauses (i), (iv), (v) and (vi) of Paragraph 16(a) shall contain the standard New York mortgagee clauses in favor of Lender. Each policy required by any provision of Paragraph 16(a), except clause (iii) thereof, shall provide that it may not be cancelled, substantially modified or allowed to lapse on any renewal date except after thirty (30) days' prior notice to Landlord and Lender. Each such policy shall also provide that any loss otherwise payable thereunder shall be payable notwithstanding (i) any act or omission of Landlord or Tenant which might, absent such provision, result in a forfeiture of all or a part of such insurance payment, (ii) the occupation or use of any of the Leased Premises for purposes more hazardous than those permitted by the provisions of such policy, (iii) any foreclosure or other action or proceeding taken by Lender pursuant to any provision of the Mortgage, Note, Assignment or other document evidencing or securing the Loan upon the happening of an event of default therein or (iv) any change in title to or ownership of any of the Leased Premises.

        (d)   Unless insurance premiums are being deposited by Tenant pursuant to Paragraph 9(b), Tenant shall pay as they become due all premiums for the insurance required by Paragraph 16(a), shall renew or replace each policy and deliver to Landlord evidence of the payment of the full premium therefor or installment then due at least thirty (30) days prior to the expiration date of such policy. Tenant shall promptly after notice deliver to Landlord all original certificates of insurance or, if required by Lender, original or certified policies.

        (e)   Anything in this Paragraph 16 to the contrary notwithstanding, any insurance which Tenant is required to obtain pursuant to Paragraph 16(a) may be carried under a "blanket" or umbrella policy or policies covering other properties or liabilities of Tenant and if desired by Tenant, affiliates of Tenant, provided that such "blanket" or umbrella policy or policies otherwise comply with the provisions of this Paragraph 16 and provided further that Tenant shall provide to Landlord a Statement of Values which shall be reviewed annually and amended as necessary based on Replacement Cost Valuations. The original or a certified copy of the relevant portions of each such "blanket" or umbrella policy shall promptly after notice be delivered to Landlord.

        (f)    Tenant shall promptly comply with and conform to (i) all provisions of each insurance policy required by this Paragraph 16 and (ii) all requirements of the insurers thereunder applicable to Landlord, Tenant or any of the Leased Premises or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of any of the Leased Premises, even if such compliance necessitates Alterations or results in interference with the use or enjoyment of any of the Leased Premises.

        (g)   Tenant shall not carry separate insurance concurrent in form or contributing in the event of a Casualty with that required in this Paragraph 16 unless (i) Landlord and Lender are included therein as additional insureds, with loss payable as provided herein, and (h) such separate insurance complies with the other provisions of this Paragraph 16. Tenant shall immediately notify Landlord of such separate insurance and shall deliver to Landlord the original policies or certified copies thereof.

        (h)   All policies shall contain effective waivers by the carrier against all claims for insurance premiums against Landlord and shall contain full waivers of subrogation against the Landlord.

        (i)    All proceeds of any insurance required under Paragraph 16(a) shall be payable as follows:

          (i)    Proceeds payable under clauses (ii), (iii) and (iv) of Paragraph 16(a) and proceeds attributable to the general liability coverage of Builder's Risk insurance under clause (vi) of Paragraph 16(a) shall be payable to the Person entitled to receive such proceeds.

          (ii)   Proceeds of insurance required under clause (i) of Paragraph 16(a) and proceeds attributable to Builder's Risk insurance (other than its general liability coverage provisions) under clause (vi) of Paragraph 16(a) shall be payable to Proceeds Trustee and applied as set forth in Paragraph 17 or, if applicable, Paragraph 18. Tenant shall apply the Net Award received by Tenant to restoration of the Leased Premises in accordance with the applicable provisions of this Lease unless a Termination Event shall have occurred and Tenant has given a Termination Notice.

        17.    Casualty and Condemnation.

        (a)    If any Casualty to the Leased Premises occurs Tenant shall give Landlord and Lender immediate notice thereof. So long as no Event of Default exists Tenant is hereby authorized to adjust, collect and compromise all claims under any of the insurance policies required by Paragraph 16(a) (except public liability insurance claims payable to a Person other than Tenant, Landlord or Lender) and to execute and deliver on behalf of Landlord and Lender all necessary proofs of loss, receipts, vouchers and releases required by the insurers and Landlord shall have the right, if Tenant shall fail to do so, to join with Tenant therein. Any final adjustment, settlement or compromise of any such claim shall be subject to the prior written approval of Landlord, and Landlord shall have the right, if Tenant shall fail to do so, to prosecute or contest, or to require Tenant to prosecute or contest, any such claim, adjustment, settlement or compromise. If an Event of Default exists, Tenant shall not be entitled to adjust, collect or compromise any such claim or to participate with Landlord in any adjustment, collection and compromise of the Net Award payable in connection with a Casualty. Tenant agrees to sign, upon the request of Landlord, all such proofs of loss, receipts, vouchers and releases. Each insurer is hereby authorized and directed to make payment under said policies directly to Proceeds Trustee instead of to Landlord and Tenant jointly, and Tenant hereby appoints Proceeds Trustee as Tenant's attorneys-in-fact to endorse any draft therefor. The rights of Landlord under this Paragraph 17(a) with respect to the rights of Landlord under the second and third sentences of this Paragraph 17(a) shall be extended to a Lender that is an Institutional Lender if and to the extent that any Mortgage so provides, and Tenant is notified in writing thereof.

        (b)    Tenant, immediately upon receiving a Condemnation Notice, shall notify Landlord and Lender thereof. So long as no Event of Default exists, Tenant is authorized to collect, settle and compromise the amount of any Net Award and Landlord shall have the right to join with Tenant herein. If an Event of Default exists, Landlord shall be authorized to collect, settle and compromise the amount of any Net Award and Tenant shall not be entitled to participate with Landlord in any Condemnation proceeding or negotiations under threat thereof or to contest the Condemnation or the amount of the Net Award therefor. No agreement with any condemnor in settlement or under threat of any Condemnation shall be made by Tenant without the written consent of Landlord. Subject to the provisions of this Paragraph 17(b), Tenant hereby irrevocably assigns to Proceeds Trustee any award or payment to which Tenant is or may be entitled by reason of any Condemnation, whether the same shall be paid or payable for Tenant's leasehold interest hereunder or otherwise; but nothing in this Lease shall impair Tenant's right to any award or payment on account of Tenant's trade fixtures, equipment or other tangible property which is not part of the Equipment, moving expenses or loss of business, if available, to the extent that and so long as (i) if permitted by Law Tenant shall have the right to make, and does make, a separate claim therefor against the condemnor and (ii) such claim does not in any way reduce either the amount of the award otherwise payable to Landlord for the Condemnation of Landlord's fee interest in the Leased Premises or the amount of the award (if any) otherwise payable for the Condemnation of Tenant's leasehold interest hereunder. The rights of Landlord under this Paragraph 17(b) shall also be extended to a Lender that is an Institutional Lender if and to the extent that any Mortgage so provides and Tenant is notified in writing thereof.

        (c)    If any Partial Casualty (whether or not insured against) or Partial Condemnation shall occur, this Lease shall continue, notwithstanding such event, and there shall be no abatement or reduction of any Monetary Obligations except that each quarterly installment of Basic Rent shall be reduced by the amount of insurance proceeds paid to Proceeds Trustee pursuant to Paragraph I6(a)(v) for such quarter. Promptly after such Partial Casualty or Partial Condemnation, Tenant, as required in Paragraph 12(a) and 13(b), shall commence and diligently continue to restore the Leased Premises as nearly as possible to their value, condition and character immediately prior to such event (assuming the Leased Premises to have been in condition required by this Lease). So long as no Event of Default exists, any Net Award up to and including Major Alterations Amount shall be paid to Tenant and

Tenant shall restore the Leased Premises in accordance with the requirements of Paragraphs 12(a) and 13(b) of this Lease. Any Net Award in excess of Major Alterations Amount shall (unless such Casualty resulting in the Net Award is a Termination Event) timely be made available by Proceeds Trustee, if required by the terms of any Mortgage, to Tenant for the restoration of any of the Leased Premises pursuant to and in accordance with the provisions of Paragraph 19 hereof. If any Casualty or Condemnation which is not a Partial Casualty or Partial Condemnation shall occur, Tenant shall comply with the terms and conditions of Paragraph 18.

        18.    Termination Events.

        (a)    If either (i) the entire Leased Premises shall be taken by a Taking or (ii) any substantial portion (Casualty on a replacement cost basis is greater than 90% of value) of the Leased Premises shall be taken by a Taking or all or substantially all of the Leased Premises shall be damaged or destroyed by a Casualty and, in such case, Tenant certifies and covenants to Landlord that it will forever abandon operations at the Leased Premises (each of the events described in the above clauses (i) and (ii) shall hereinafter be referred to as a "Termination Event"), then (x) in the case of (i) above, Tenant shall be obligated, within ninety (90) days after Tenant receives a Condemnation Notice and (y) in the case of (ii) above, Tenant shall have the option, within ninety (90) days after Tenant receives a Condemnation Notice or ninety (90) days after the Casualty, as the case may be, to give to Landlord written notice in the form described in Paragraph 18(b) of the Tenant's election to terminate this Lease (a "Termination Notice"). If Tenant elects under clause (y) above not to give Landlord a Termination Notice, then Tenant shall rebuild or repair the Leased Premises in accordance with Paragraphs 17 and 19.

        (b)    A Termination Notice shall contain (i) notice of Tenant's intention to terminate this Lease on the first Basic Rent Payment Date which occurs at least sixty (60) days after the date of the Termination Notice (the "Termination Date"), (ii) a binding and irrevocable offer of Tenant to pay to Landlord the Termination Amount and (iii) if the Termination Event is an event described in Paragraph 18(a)(ii), the certification and covenants described therein and a certified resolution of the Board of Directors of Tenant authorizing the same.

        (c)    If Landlord shall not later than thirty (30) days following the receipt of a Termination Notice reject such offer by Tenant to pay to Landlord the Termination Amount pursuant to Paragraph 18(b) above by written notice to Tenant (a "Rejection"), and said Rejection shall contain the written consent of Lender to Landlord's rejection of Tenant's offer to pay the Termination Amount then this Lease shall terminate on the Termination Date; provided that, if Tenant has not satisfied all Monetary Obligations and all other obligations and liabilities under this Lease which have arisen on or prior to the Termination Date (collectively, "Remaining Obligations") on the Termination Date, then Landlord may, at its option, extend the date on which this Lease may terminate to a date which is no later than the first Basic Rent Payment Date after the Termination Date on which Tenant has satisfied all Remaining Obligations. Upon such termination (i) all obligations of Tenant hereunder shall terminate except for any Surviving Obligations, (ii) Tenant shall immediately vacate and shall have no further right, title or interest in or to any of the Leased Premises and (iii) the Net Award shall be retained by Landlord.

        (d)    Unless Tenant shall have received a Rejection not later than the thirtieth (30th) day following receipt of a Termination Notice, Landlord shall be conclusively presumed to have accepted such offer from Tenant to pay the Termination Amount. If such offer from Tenant to pay the Termination Amount is accepted by Landlord then, on the Termination Date, Tenant shall pay to Landlord the Termination Amount and all Remaining Obligations and, if requested by Tenant, Landlord shall (i) convey to Tenant the Leased Premises or the remaining portion thereof, if any, and (ii) pay to or assign to Tenant Landlord's entire interest in and to the Net Award, all in accordance with Paragraph 20.

        19.    Restoration.

        (a)    If any Net Award is in excess of the Major Alterations Amount, Proceeds Trustee shall hold the Net Award in a separate interest-bearing fund in trust (the "Restoration Fund") and disburse amounts from the Restoration Fund only in accordance with the following conditions:

          (i)    prior to commencement of restoration, the architects, contracts, contractors, plans and specifications and a budget for the restoration shall have been approved by Landlord;

          (ii)    at the time of any disbursement, no Event of Default shall exist and no mechanics' or materialmen's liens shall have been filed against any of the Leased Premises and remain undischarged;

          (iii)    disbursements shall be made from time to time in an amount not exceeding the cost of the work completed since the last disbursement, upon receipt of (A) satisfactory evidence, including architects' certificates, of the stage of completion, the estimated total cost of completion and performance of the work to date in a good and workmanlike manner in accordance with the contracts, plans and specifications, (B) waivers of liens, (C) contractors' and subcontractors' sworn statements as to completed work and the cost thereof for which payment is requested, (D) a satisfactory bringdown of title insurance and (E) other evidence of cost and payment so that Landlord can verify that the amounts disbursed from time to time are represented by work that is completed, in place and free and clear of mechanics' and materialmen's lien claims;

          (iv)    each request for disbursement shall be accompanied by a certificate of Tenant, signed by the president or a vice president of Tenant, describing the work for which payment is requested, stating the cost incurred in connection therewith, stating that Tenant has not previously received payment for such work and, upon completion of the work, also stating that the work has been fully completed and complies with the applicable requirements of this Lease;

          (v)    Landlord may require Proceeds Trustee to retain ten percent (10%) of the restoration fund until the restoration is completed except for "punch list" items, but no retainage shall be held if ten percent (10%) is withheld until only "punch list" items remain pursuant to the applicable construction contract; and

          (vi)    such other reasonable conditions as Landlord or Lender, if it is an Institutional Lender, may impose.

        (b)    Prior to commencement of restoration and at any time during restoration, if the estimated cost of completing the restoration work free and clear of all liens, as reasonably determined by Landlord's construction consultant, exceeds the amount of the Net Award available for such restoration, the amount of such excess shall, within ten (10) days following written request from Landlord, be paid in cash by Tenant to an escrow account established with an Institutional Lender ("Excess Restoration Escrow Account") or an irrevocable letter of credit shall be delivered to Proceeds Trustee for the amount of such excess. Any letter of credit shall be in substantially the form attached hereto as Exhibit "F", shall be issued by an Institutional Lender reasonably satisfactory to Landlord, shall be in favor of Proceeds Trustee and shall permit partial draws. Amounts in the Excess Restoration Escrow Account shall be used solely to pay the cost of restoration, and any sum so added by Tenant which remains in the Excess Restoration Escrow Account upon completion of restoration shall be paid to Tenant. The Net Award shall be deemed to be disbursed prior to any amount deposited into the Excess Restoration Escrow Account by Tenant.

        (c)    If any sum remains in the Restoration Fund after completion of the restoration and any refund to Tenant pursuant to Paragraph 19(b), such sum shall be retained by Landlord or, if required by a Note or Mortgage, paid by Landlord to a Lender.

        20.    Procedures Upon Purchase.

        (a)    If the Leased Premises is purchased by Tenant pursuant to any provision of this Lease, Landlord need not convey any better title thereto than that which was conveyed to Landlord, and Tenant shall accept such title, subject, however, to the Permitted Encumbrances and to all other liens, exceptions and restrictions on, against or relating to any of the Leased Premises that are requested by, consented to or the result of acts of Tenant and to all applicable Laws, but free of the lien of and security interest created by or in connection with any Mortgage or Assignment and liens, exceptions and restrictions on, against or relating to the Leased Premises which have been created by or resulted from acts of Landlord after the date of this Lease, unless the same are Permitted Encumbrances or customary utility easements benefiting the Leased Premises or were created with the concurrence of Tenant or as a result of a default by Tenant under this Lease.

        (b)    Upon the date fixed for any such purchase of the Leased Premises pursuant to any provision of this Lease (any such date the "Purchase Date"), Tenant shall pay to Landlord, or to any Person to whom Landlord directs payment, the Relevant Amount therefor specified herein, in Federal Funds, less any credit of the Net Award received and retained by Landlord or a Lender allowed against the Relevant Amount and less the balance of any Escrow Payments and deposits made by Tenant and then held by or on behalf of Landlord which are not required to pay Monetary Obligations of Tenant, and Landlord shall deliver to Tenant (i) a limited warranty deed which describes the premises being conveyed and conveys the title thereto as provided in Paragraph 20(a), (ii) such other instruments as shall be necessary to transfer to Tenant or its designee any other property (or rights to any Net Award not yet received by Landlord or a Lender) then required to be sold by Landlord to Tenant pursuant to this Lease and (iii) any Net Award received by Landlord, not credited to Tenant against the Relevant Amount; provided, that if any Monetary Obligations remain outstanding on such date, then Landlord may deduct from the Net Award the amount of such Monetary Obligations; and further provided, that if any event has occurred which, in Landlord's reasonable judgment, is likely to subject any Indemnitee to any liability which Tenant is required to indemnify against pursuant to Paragraph 15, then an amount shall be deducted from the Net Award which, in Landlord's reasonable judgment, is sufficient to satisfy such liability, which amount shall be deposited in an escrow account with a financial institution reasonably satisfactory to Landlord and Tenant pending resolution of such matter. If on the Purchase Date any Monetary Obligations remain outstanding and no Net Award is payable to Tenant by Landlord or the amount of such Net Award is less than the amount of the Monetary Obligations, then Tenant shall pay to Landlord on the Purchase Date the amount of such Monetary Obligations. Upon the completion of such purchase, this Lease and all obligations and liabilities of Tenant hereunder shall terminate, except any Surviving Obligations.

        (c)    If the completion of such purchase shall be delayed after (i) the Termination Date, in the event of a purchase pursuant to Paragraph 18 or, (ii) the date scheduled for such purchase, in the event of a purchase under any other provision of this Lease then Rent shall continue to be due and payable until completion of such purchase.

        (d)    Any prepaid Monetary Obligations paid to Landlord or Proceeds Trustee shall be prorated as of the Purchase Date, and the prorated unapplied balance shall be deducted from the Relevant Amount due to Landlord; provided, that no apportionment of any Impositions shall be made upon any such purchase.

        21.    Assignment and Subletting, Prohibition Against Leasehold Financing.

        (a)

          (i)    Tenant shall have the right, upon ten (10) days prior written notice to Landlord and Lender, with no consent of Landlord or Lender being required or necessary ("Preapproved Assignment") to assign this Lease by operation of law or otherwise to any Person ("Preapproved

  Assignee") that, or whose obligations under this Lease are guaranteed by a Person ("Replacement Guarantor") that, immediately following such assignment, will have a publicly traded unsecured senior debt rating of "Baa3" or better from Moody's Investors Services, Inc. or a rating of "BBB-" or better from Standard & Poor's Corporation, and in the event both such rating agencies cease to furnish such ratings, then a comparable rating by any rating agency reasonably acceptable to Landlord and Lender.

          (ii)    Tenant shall have the right with no consent of Landlord or Lender being required or necessary to assign this Lease, whether by operation of law or otherwise, to a Person ("Non-Preapproved Assignee") who would not be a Preapproved Assignee ("Non-Preapproved Assignment") so long as Tenant provides to Proceeds Trustee the Assignment Security Deposit no later than the date upon which such assignment shall become effective.

          (iii)    Tenant shall not cause or permit all or substantially all of Tenant's assets to be conveyed, transferred, assigned, sold, leased or otherwise disposed of in a single transaction or series of related transactions (a "Transfer") unless the Person to whom the Transfer is proposed to be made is a Preapproved Assignee or, if such Person is not a Preapproved Assignee, Proceeds Trustee receives, concurrently with such Transfer, the Assignment Security Deposit which shall be issued in accordance with and shall be subject to the terms of Paragraph 34 of this Lease and, in any case, this Lease is assigned to the Person to whom the Transfer is made.

        (b)    Tenant shall have the right, upon ten (10) days prior written notice to Landlord and Lender with no consent or approval of Landlord being required or necessary, (i) to sublease all or any part of the Leased Premises to any Person that is controlled by, in control of, or under common control with Tenant (control being defined as the ability to direct the management and policies of Tenant), and (ii) to enter into one or more subleases that demise, in the aggregate, up to but not in excess of seventy-five percent (75%) of the gross space in the building(s) of the Leased Premises with no consent or approval of Landlord being required or necessary ("Preapproved Sublet"). At any time that Tenant desires to enter into one or more subleases which result in more than seventy-five (75%) percent of the gross square footage in the building(s) of the Leased Premises being under sublease (a "Non-Preapproved Sublet") then no consent or approval of Landlord shall be required or necessary if, concurrently with the execution by Tenant of any such sublease, Tenant shall provide to Landlord with a Six Month Sublease Security Deposit.

        (c)    If Tenant assigns all its rights and interest under this Lease, the assignee under such assignment shall expressly assume all the obligations of Tenant hereunder, actual or contingent, including obligations of Tenant which may have arisen on or prior to the date of such assignment, by a written instrument delivered to Landlord at the time of such assignment. Any approved sublease of the Leased Premises shall (A) be expressly subject and subordinate to this Lease and any Mortgage encumbering the Leased Premises; (B) not extend beyond the then current Term minus one day (but may contain extension and renewal rights dependent upon extension of the Term); (C) terminate upon any termination of this Lease, unless Landlord elects in writing, to cause the sublessee to attorn to and recognize Landlord as the lessor under such sublease, whereupon such sublease shall continue as a direct lease between the sublessee and Landlord upon all the terms and conditions of such sublease; and (D) bind the sublessee to all covenants contained in Paragraphs 4(a), 10(f) and, with respect to each sublease of more than 75% of the gross square footage in the building(s) of the Leased Premises, 12(a) with respect to subleased premises for the sublease term to the same extent as if the sublessee were the Tenant. No sublease shall affect or reduce any of the obligations of Tenant hereunder or the Guarantor under the Guaranty, and all such obligations of Tenant and Guarantor shall continue in full force and effect as obligations of a principal and not as obligations of a guarantor, as if no sublease had been made. Upon the assignment of Tenant's interest in this Lease in accordance with the requirements of subparagraph (a) of this Paragraph 21, Tenant and Guarantor shall be released from all obligations and liabilities under this Lease and the Guaranty which arise from or relate to events that occur after the date of such assignment. No assignment or sublease shall impose any additional obligations on Landlord under this Lease.

        (d)    Tenant shall, within ten (10) days after the execution and delivery of any assignment or sublease, deliver a duplicate original copy thereof to Landlord which, in the event of an assignment, shall be in recordable form.

        (e)    As security for performance of its obligations under this Lease, Tenant hereby grants, conveys and assigns to Landlord all right, title and interest of Tenant in and to all subleases now in existence or hereafter entered into for any or all of the Leased Premises, any and all extensions, modifications and renewals thereof and all rents, issues and profits therefrom. Landlord hereby grants to Tenant a license to collect and enjoy all rents and other sums of money payable under any sublease of any of the Leased Premises, provided, however, that Landlord shall have the absolute right at any time upon notice to Tenant and any subtenants to revoke said license and to collect such rents and sums of money and to retain the same, provided that any such rents and sums of money retained by Landlord shall be applied to scheduled payments of Basic Rent due under this Lease, and on each Basic Rent Payment Date any excess then held by Landlord or Lender shall be paid to Tenant so long as no Event of Default then exists. Tenant shall not accept any rents more than thirty (30) days in advance of the accrual thereof nor do nor permit anything to be done, the doing of which, nor omit or refrain from doing anything, the omission of which, will be a material breach of or default in the terms of any of the subleases.

        (f)    Tenant shall not have the power to mortgage, pledge or otherwise encumber its interest under this Lease or any sublease of the Leased Premises, and any such mortgage, pledge or encumbrance made in violation of this Paragraph 21 shall be void and of no force and effect. Notwithstanding the foregoing, Landlord shall execute such documents as may be reasonably requested by Tenant and are reasonably acceptable to Landlord in order to waive Landlord's statutory lien and other rights in Tenant's equipment, machinery and other personal property.

        (g)    Landlord may sell or transfer the Leased Premises at any time without Tenant's consent to any third party except a Competitor (each a "Third Party Purchaser"). In the event of any such transfer, Tenant shall attorn to any Third Party Purchaser as Landlord so long as such Third Party Purchaser and Landlord notify Tenant in writing of such transfer. At the request of Landlord, Tenant will execute such documents confirming the agreement referred to above and such other agreements as Landlord may reasonably request, provided that such agreements do not increase the costs, liabilities and obligations of Tenant hereunder. For purposes of this Paragraph 21(g), "Competitor" shall mean any specialty inorganic chemical producer engaged in chemical businesses that compete with Guarantor or any of its subsidiaries whose current businesses include: Pigments, Clay-based Additives, Wood Preservation, Water Treatments, Thermoplastic Compounds, Electronic Chemicals, Water Reclaim, and Photomasking. This restriction on a sale of the Leased Premises to a Competitor shall not apply to any purchaser of the Leased Premises, its successors and assigns at a foreclosure sale or by acceptance of a deed in lieu of foreclosure.

        22.    Events of Default.

        (a)    The occurrence of any one or more of the following (after expiration of any applicable cure period as provided in Paragraph 22(b)) shall, at the sole option of Landlord, constitute an "Event of Default" under this Lease:

          (i)    a failure by Tenant to make any payment of any Monetary Obligation on or prior to its due date, regardless of the reason for such failure;

          (ii)    a failure by Tenant duly to perform and observe, or a violation or breach of, any other provision hereof not otherwise specifically mentioned in this Paragraph 22(a);

          (iii)    any representation or warranty made by Tenant herein or in any certificate, demand or request made pursuant hereto proves to be incorrect, as of the date made, except to the extent that such incorrect representation or warranty does not have an adverse effect in any material respect on Landlord or the Leased Premises;

          (iv)    a default beyond any applicable cure period or at maturity by Tenant in any payment of principal or interest on any obligations for borrowed money having an outstanding principal balance of $5,000,000 or more in the aggregate, or in the performance of any other provision contained in any instrument under which any such obligation is created or secured (including the breach of any covenant thereunder), (x) if such payment is a payment at maturity or a final payment, or (y) if an effect of such default is to cause such obligation to become due prior to its stated maturity;

          (v)    Tenant shall (A) voluntarily be adjudicated a bankrupt or insolvent, (B) seek or consent to the appointment of a receiver or trustee for itself or for the Leased Premises, (C) file a petition seeking relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, (D) make a general assignment for the benefit of creditors, or (E) be unable to pay its debts as they mature;

          (vi)    a court shall enter an order, judgment or decree appointing, without the consent of Tenant, a receiver or trustee for it or for any of the Leased Premises or approving a petition filed against Tenant which seeks relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, and such order, judgment or decree shall remain undischarged or unstayed sixty (60) days after it is entered;

          (vii)    the Leased Premises shall have been (A) abandoned or (B) vacated for a period in excess of thirty (30) consecutive days, other than (1) during any period of repair or restoration following a Casualty or Condemnation or (2) during the period that Tenant is actively marketing the Leased Premises with an experienced third-party broker for assignment or subletting and provided that during such period Tenant is maintaining and insuring the Leased Premises as required by the terms of this Lease;

          (viii)    Tenant shall be liquidated or dissolved or shall begin proceedings towards its liquidation or dissolution;

          (ix)    the estate or interest of Tenant in any of the Leased Premises shall be levied upon or attached in any proceeding and such estate or interest is about to be sold or transferred or such process shall not be vacated or discharged within sixty (60) days after it is made;

          (x)    a failure by Tenant to perform or observe, or a violation or breach of, or a misrepresentation by Tenant under any document between Tenant and Lender or from Tenant to Lender, if such failure, violation, breach or misrepresentation gives rise to a default beyond any applicable cure period with respect and an acceleration of the payment due on maturity of any Loan;

          (xi)    a failure by Tenant to maintain in effect all licenses or permits necessary for the use, occupancy or operation of the Leased Premises, except where instances of not maintaining such licenses or permits does not have a material adverse effect on Landlord or the Leased Premises;

          (xii)    Tenant shall fail to deliver the estoppel described in Paragraph 25 within the time period specified therein;

          (xiii)    an Event of Default (as defined in the Guaranty) beyond any applicable cure period shall occur under the Guaranty;

          (xiv)    Tenant shall fail to renew the Letter of Credit or replenish the Security Deposit in accordance with the requirements of Paragraph 34; or

          (xv)    Tenant shall fail to comply with Paragraph 12(c).

          (b)    No notice or cure period shall be required in any one or more of the following events: (A) the occurrence of an Event of Default under clause (i) (except as otherwise set forth below), (iii), (iv), (v), (vi), (vii), (viii), (ix), (x), (xiii) or (xv) of Paragraph 22(a); (B) the default consists of a failure to maintain any insurance required by Paragraph 16 or an assignment or sublease entered into in violation of Paragraph 21; or (C) the default is such that any delay in the exercise of a remedy by Landlord could reasonably be expected to cause irreparable harm to Landlord. If the default consists of the failure to pay any Monetary Obligation under clause (i) of Paragraph 22(a), the applicable cure period shall be five (5) days from the date on which notice is given, but Landlord shall not be obligated to give notice of, or allow any cure period for, any such default more than two (2) times within any Lease Year. If the default consists of a default under clause (ii) or clause (xi) of Paragraph 22(a), other than the events specified in clauses (B) and (C) of the first sentence of this Paragraph 22(b), the applicable cure period shall be thirty (30) days from the date on which notice is given or, if the default cannot be cured within such thirty (30) day period and delay in the exercise of a remedy would not cause any material adverse harm to Landlord or any of the Leased Premises, the cure period shall be extended for the period required to cure the default (but such cure period, including any extension, shall not in the aggregate exceed the greater of ninety (90) days or the cure period permitted by the terms of any Mortgage, except that, for any default the curing of which requires the approval of any local, state or federal governmental agency, the extension shall not be limited for so long as Tenant is diligently and actively pursuing such approval and incurring costs in the implementation of a remediation plan and is otherwise in compliance with all other requirements of any such governmental agency), provided that (i) Tenant shall commence to cure the default within the said thirty-day period and shall actively, diligently and in good faith proceed with and continue the curing of the default until it shall be fully cured, (ii) the failure to cure the default within such ninety (90) day period or longer period as permitted by the terms of any Mortgage does not diminish the value of the Leased Premises in any material respect or put human health or life safety at risk and (iii) during the last year of the term of the initial Loan the extension shall not exceed the ninety (90) day cure period. If the default consists of a default under clause (xii) or clause (xiv) of Paragraph 22(a) the applicable cure period shall be five (5) days from the date on which notice is given to Tenant.

        23.    Remedies and Damages upon Default.

        (a)   If an Event of Default shall have occurred and is continuing, Landlord shall have the right, at its sole option, then or at any time thereafter, to exercise its remedies and to collect damages from Tenant in accordance with this Paragraph 23, subject in all events to applicable Law, without demand upon or notice to Tenant except as otherwise provided in Paragraph 22(b) and this Paragraph 23 and as required by applicable Law.

          (i)    (A) If an Event of Default shall have occurred and be continuing Landlord may give Tenant notice of Landlord's intention to terminate this Lease on a date specified in such notice. Upon such date, this Lease, the estate hereby granted and all rights of Tenant hereunder shall expire and terminate. Upon such termination, Tenant shall immediately surrender and deliver possession of the Leased Premises to Landlord in accordance with Paragraph 26. If Tenant does not so surrender and deliver possession of the Leased Premises, Landlord may re-enter and repossess the Leased Premises, with or without legal process, by peaceably entering the Leased Premises and changing locks or by summary proceedings, ejectment or any other lawful means or procedure. Upon or at any time after taking possession of the Leased Premises, Landlord may, by peaceable means or legal process, remove any Persons or property therefrom. Landlord shall be under no liability for or by reason of any such entry, repossession or removal. Notwithstanding such entry or repossession, Landlord may collect the damages set forth in Paragraph 23(b)(i) or 23(b)(ii).

            (B)  If an Event of Default shall have occurred and be continuing Landlord may give Tenant notice of Landlord's intention to terminate Tenant's possession of the Leased Premises but without terminating this Lease on a dated specified in such notice. Upon such date, Tenant's right of possession hereunder shall expire and terminate. Upon such termination, Tenant shall immediately surrender and deliver possession of the Leased Premises to Landlord in accordance with Paragraph 26. If Tenant does not so surrender and deliver possession of the Leased Premises, Landlord may re-enter and repossess the Leased Premises, with or without legal process, by peaceably entering the Leased Premises and changing locks or by summary proceedings, ejectment or any other lawful means or procedure. Upon or at any time after taking possession of the Leased Premises, Landlord may, by peaceable means or legal process, remove any Persons or property therefrom. Landlord shall be under no liability for or by reason of any such entry, repossession or removal. Notwithstanding such entry or repossession, Landlord may collect the damages set forth in Paragraph 23(b)(ii).

          (ii)   After repossession of the Leased Premises pursuant to clause (i) above, Landlord shall have the right to relet any of the Leased Premises to such tenant or tenants, for such term or terms, for such rent, on such conditions and for such uses as Landlord in its sole discretion may determine, and collect and receive any rents payable by reason of such reletting. Landlord may make such Alterations in connection with such reletting as it may deem advisable in its sole discretion. Notwithstanding any such reletting, Landlord may collect the damages set forth in Paragraph 23(b)(ii).

          (iii)  Without any termination of the Lease or of Tenant's right of possession, Landlord may declare by notice to Tenant the entire Basic Rent (in the amount of Basic Rent then in effect) for the remainder of the then current Term to be immediately due and payable. Tenant shall immediately pay to Landlord all such Basic Rent discounted to its Present Value, all accrued Rent then due and unpaid, all other Monetary Obligations which are then due and unpaid and all Monetary Obligations which arise or become due by reason of such Event of Default (including any Costs of Landlord). Upon receipt by Landlord of all such accelerated Basic Rent and Monetary Obligations, this Lease shall remain in full force and effect and Tenant shall have the right to possession of the Leased Premises from the date of such receipt by Landlord to the end of the Term, and subject to all the provisions of this Lease, including the obligation to pay all increases in Basic Rent and all Monetary Obligations that subsequently become due, except that (A) no Basic Rent which has been prepaid hereunder shall be due thereafter during the said Term and (B) Tenant shall have no option to extend or renew the Term.

        (b)   The following subparagraph (i) constitute liquidated damages to which Landlord shall be entitled if Landlord exercises its remedies under Paragraph 23(a)(i)(A) or 23(a)(ii), and the following subparagraph (ii) constitutes actual damages to which Landlord shall be entitled if Landlord exercises its remedies under Paragraph 23(a)(i)(B):

          (i)    If Landlord exercises its remedy under Paragraph 23(a)(i)(A) but not its remedy under Paragraph 23(a)(i)(B) or (a)(ii) (or attempts to exercise such remedy and is unsuccessful in reletting the Leased Premises) then, upon written demand from Landlord, Tenant shall pay to Landlord, as liquidated and agreed final damages for Tenant's default and in lieu of all current damages beyond the date of such demand (it being agreed that it would be impracticable or extremely difficult to fix the actual damages), an amount equal to the Present Value of the excess, if any, of (A) all Basic Rent from the date of such demand to the date on which the Term is scheduled to expire hereunder in the absence of any earlier termination, re-entry or repossession over (B) the then fair market rental value of the Leased Premises for the same period. Tenant shall also pay to Landlord all of Landlord's Costs in connection with the repossession of the Leased Premises and any attempted reletting thereof, including all reasonable brokerage commissions, legal expenses, attorneys' fees actually incurred and reasonably incurred, employees' expenses, costs of Alterations and expenses and preparation for reletting. The parties agree that the injury to Landlord caused by Tenant's default is difficult or impossible of accurate estimation, the parties intend to provide for damages and not a penalty and the stipulated amount represents a reasonable pre-estimate of the probable loss of Landlord.

          (ii)   If Landlord exercises its remedy under Paragraph 23(a)(i) or its remedies under Paragraph 23(a)(i) and 23(a)(ii), then Tenant shall, until the end of what would have been the Term in the absence of the termination of the Lease, and whether or not any of the Leased Premises shall have been relet, be liable to Landlord for, and shall pay to Landlord, as actual agreed current damages all Monetary Obligations which would be payable under this Lease by Tenant in the absence of such termination less the net proceeds, if any, of any reletting pursuant to Paragraph 23(a)(ii), after deducting from such proceeds all of Landlord's Costs (including the items listed in the last sentence of Paragraph 23(b)(i) hereof) incurred in connection with such repossessing and reletting; provided, that if Landlord has not relet the Leased Premises, such Costs of Landlord shall be considered to be Monetary Obligations payable by Tenant. Tenant shall be and remain liable for all sums aforesaid, and Landlord may recover such damages from Tenant and institute and maintain successive actions or legal proceedings against Tenant for the recovery of such damages. Nothing herein contained shall be deemed to require Landlord to wait to begin such action or other legal proceedings until the date when the Term would have expired by its own terms had there been no such Event of Default.

        (c)   Notwithstanding anything to the contrary herein contained, in lieu of or in addition to any of the foregoing remedies and damages, Landlord may exercise any remedies and collect any damages available to it at law or in equity. If Landlord is unable to obtain full satisfaction pursuant to the exercise of any remedy, it may pursue any other remedy which it has hereunder or at law or in equity.

        (d)   Landlord shall not be required to mitigate any of its damages hereunder unless required to by applicable Law. If any Law shall validly limit the amount of any damages provided for herein to an amount which is less than the amount agreed to herein, Landlord shall be entitled to the maximum amount available under such Law.

        (e)   No termination of this Lease, repossession or reletting of the Leased Premises, exercise of any remedy or collection of any damages pursuant to this Paragraph 23 shall relieve Tenant of any Surviving Obligations.

        (f)    Upon the occurrence and during the continuance of any Event of Default, Landlord shall have the right (but no obligation) to perform any act required of Tenant hereunder and, if performance of such act requires that Landlord enter the Leased Premises, Landlord may enter the Leased Premises for such purpose.

        (g)   No failure of Landlord (i) to insist at any time upon the strict performance of any provision of this Lease or (ii) to exercise any option, right, power or remedy contained in this Lease shall be construed as a waiver, modification or relinquishment thereof. A receipt by Landlord of any sum in satisfaction of any Monetary Obligation with knowledge of the breach of any provision hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision hereof shall be deemed to have been made unless expressed in a writing signed by Landlord.

        (h)   Tenant hereby waives and surrenders, for itself and all those claiming under it, including creditors of all kinds, (i) any right and privilege which it or any of them may have under any present or future Law to redeem any of the Leased Premises or to have a continuance of this Lease after termination of this Lease or of Tenant's right of occupancy or possession pursuant to any court order or any provision hereof, and (ii) the benefits of any present or future Law which exempts property from liability for debt or for distress for rent.

        (i)    Except as otherwise provided herein, all remedies are cumulative and concurrent and no remedy is exclusive of any other remedy. Each remedy may be exercised at any time an Event of Default has occurred and is continuing and may be exercised from time to time. No remedy shall be exhausted by any exercise thereof.

        24.    Notices.    All notices, demands, requests, consents, approvals, offers, statements and other instruments or communications required or permitted to be given pursuant to the provisions of this Lease shall be in writing and shall be deemed to have been given and received for all purposes when delivered in person or by Federal Express or other reliable 24-hour delivery service or five (5) business days after being deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed to the other party at its address stated on page one of this Lease or when delivery is refused. Notices sent to Landlord shall be to the attention of Director, Asset Management, and notices to Tenant shall be to the attention of Treasurer. A copy of any notice given by Tenant to Landlord shall simultaneously be given by Tenant to Reed Smith LLP, 2500 One Liberty Place, Philadelphia, PA 19103, Attention: Chairman, Real Estate Department. A copy of any notice given by Landlord to Tenant shall simultaneously be given to Guarantor in care of Rockwood Specialties, Inc., 100 Overlook Center, Princeton, New Jersey 08540, Attention: Treasurer, and Attention: Vice President and Secretary—Law and Administration. For the purposes of this Paragraph, any party may substitute another address stated above (or substituted by a previous notice) for its address by giving fifteen (15) days' notice of the new address to the other party, in the manner provided above.

        25.    Estoppel Certificate.    At any time upon not less than fifteen (15) days' prior written request by either Landlord or Tenant (the "Requesting Party") to the other party (the "Responding Party"), the Responding Party shall deliver to the Requesting Party a statement in writing, executed by an authorized officer of the Responding Party, certifying (a) that, except as otherwise specified, this Lease is unmodified and in full force and effect, (b) the dates to which Basic Rent, Additional Rent and all other Monetary Obligations have been paid, (c) that, to the knowledge of the signer of such certificate and except as otherwise specified, no default by either Landlord or Tenant exists hereunder, (d) such other matters as the Requesting Party may reasonably request, and (e) if Tenant is the Responding Party that, except as otherwise specified, to the knowledge of the signer there are no proceedings pending or threatened, against Tenant before or by any court or administrative agency which, if adversely decided, would materially and adversely affect the financial condition and operations of Tenant. Any such statements by the Responding Party may be relied upon by the Requesting Party, any Person whom the Requesting Party notifies the Responding Party in its request for the Certificate is an intended recipient or beneficiary of the Certificate, any Lender or their assignees and by any prospective purchaser or mortgagee of any of the Leased Premises.

        26.    Surrender.    Upon the expiration or earlier termination of this Lease, Tenant shall peaceably leave and surrender the Leased Premises to Landlord in the same condition in which the Leased Premises was at the commencement of this Lease, except as repaired, rebuilt, restored, altered, replaced or added to as permitted or required by any provision of this Lease, and except for ordinary wear and tear. Upon such surrender, Tenant shall (a) remove from the Leased Premises all property which is owned by Tenant or third parties other than Landlord and (b) repair any damage caused by such removal. Property not so removed shall become the property of Landlord, and Landlord may thereafter cause such property to be removed from the Leased Premises. The cost of removing and disposing of such property and repairing any damage to any of the Leased Premises caused by such removal shall be paid by Tenant to Landlord upon demand. Landlord shall not in any manner or to any extent be obligated to reimburse Tenant for any such property which becomes the property of Landlord pursuant to this Paragraph 26.

        27.    No Merger of Title.    There shall be no merger of the leasehold estate created by this Lease with the fee estate in any of the Leased Premises by reason of the fact that the same Person may acquire or hold or own, directly or indirectly, (a) the leasehold estate created hereby or any part thereof or interest therein and (b) the fee estate in any of the Leased Premises or any part thereof or interest therein, unless and until all Persons having any interest in the interests described in (a) and (b) above which are sought to be merged shall join in a written instrument effecting such merger and shall duly record the same.

        28.    Books and Records.

        (a)   Tenant shall keep adequate records and books of account with respect to the finances and business of Tenant generally and with respect to the Leased Premises, in accordance with generally accepted accounting principles ("GAAP") consistently applied, and shall permit Landlord and Lender by their respective agents, accountants and attorneys, upon reasonable notice to Tenant, to examine (and make copies of) the records and books of account and to discuss the finances and business with the officers of Tenant, at such reasonable times as may be requested by Landlord.

        (b)   If at any time Tenant is not a direct or indirect majority-owned subsidiary of Guarantor or annual audited and quarterly unaudited financial statements of Tenant are produced, Tenant shall deliver to Landlord and to Lender within ninety (90) days of the close of each fiscal year of Tenant, annual audited financial statements of Tenant certified by a nationally recognized firm of independent certified public accountants or other accountants reasonably acceptable to Landlord. Tenant shall also furnish to Landlord within forty-five (45) days after the end of each of the three remaining quarters unaudited financial statements and all other quarterly reports of Tenant, certified by Tenant's chief financial officer, and all filings, if any, of Form 10-K, Form 10-Q and other required filings with the Securities and Exchange Commission pursuant to the provisions of the Securities Exchange Act of 1934, as amended, or any other Law that requires same to be publicly disclosed. All annual financial statements shall be prepared in accordance with GAAP consistently applied. All annual financial statements shall be accompanied (i) by an opinion of said accountants stating that (A) there are no qualifications as to the scope of the audit and (B) the audit was performed in accordance with GAAP and (ii) by the affidavit of the president or a vice president of Tenant, dated within five (5) days of the delivery of such statement, stating that (C) the affiant knows of no Event of Default, or event which, upon notice or the passage of time or both, would become an Event of Default which has occurred and is continuing hereunder or, if affiant knows any such event has occurred and is continuing, specifying the nature and period of existence thereof and what action Tenant has taken or proposes to take with respect thereto and (D) except as otherwise specified in such affidavit, to affiant's knowledge that Tenant has fulfilled all of its obligations under this Lease which are required to be fulfilled on or prior to the date of such affidavit.

        (c)   Landlord, Lender and their respective agents, accountants, consultants and attorneys, shall consider and treat on a strictly confidential basis (i) any information contained in the books and records of Tenant, (ii) any copies of any books and records of Tenant, and any financial statements of Tenant pursuant to Paragraph 28(b) which are delivered to or received by them and which are conspicuously stamped or marked "CONFIDENTIAL".

        The restrictions contained in this Paragraph 28(c) shall not prevent disclosure by Landlord or Lender of any information in any of the following circumstances:

          (i)    Upon the order of any court or administrative agency to the extent required by such order and not effectively stayed or by appeal or otherwise;

          (ii)   Upon the request, demand or requirement of any regulatory agency or authority having jurisdiction over such party, including the Securities and Exchange Commission (whether or not such request or demand has the force of law), to such authority;

          (iii)  That has been publicly disclosed other than by breach of this Paragraph 28(c) by Lender or Landlord or by any other Person who has agreed with Landlord or Lender and for the benefit of Tenant to abide by the provisions of this Paragraph 28(c);

          (iv)  To counsel, accountants or consultants for such other Person who has agreed to abide by the provisions of this Paragraph 28(c) or counsel, accountants or consultants for Lender or Landlord;

          (v)   While an Event of Default exists, in connection with the exercise of any right or remedy under this Lease or any other related document;

          (vi)  Independently developed by Landlord or Lender to the extent that confidential information provided by Tenant is not used to develop such information;

          (vii) To any third party who enters into a confidentiality agreement substantially similar hereto with Landlord for the benefit of Tenant;

          (viii) With respect to financial information and information that Landlord or its attorneys deem to be material in any reporting to the shareholders of Landlord or the shareholders or prospective shareholders (whether through a registered public offering or otherwise) of Landlord's parent company;

          (ix)  In connection with any sale or financing of the Leased Premises, provided that any recipient of such information who is a prospective purchaser of the Leased Premises (except for a purchaser that purchases all or substantially all of the assets of Landlord's parent company) shall agree to be bound by the terms of this Paragraph 28(d);

          (x)   In connection with the securitization and/or sale of a Loan or interests therein by a Lender;

          (xi)  As otherwise required by Law.

        29.    INTENTIONALLY DELETED.

        30.    Non-Recourse as to Landlord.    ANYTHING CONTAINED HEREIN TO THE CONTRARY NOTWITHSTANDING, ANY CLAIM BASED ON OR IN RESPECT OF ANY LIABILITY OF

LANDLORD UNDER THIS LEASE SHALL BE LIMITED TO ACTUAL DAMAGES AND SHALL BE ENFORCED ONLY AGAINST THE LEASED PREMISES AND NOT AGAINST ANY OTHER ASSETS, PROPERTIES OR FUNDS OF (I) LANDLORD, (II) ANY DIRECTOR, OFFICER, MEMBER, GENERAL PARTNER, SHAREHOLDER, LIMITED PARTNER, BENEFICIARY, EMPLOYEE OR AGENT OF LANDLORD OR ANY GENERAL PARTNER OF LANDLORD OR ANY OF ITS MEMBERS OR GENERAL PARTNERS (OR ANY LEGAL REPRESENTATIVE, HEIR, ESTATE, SUCCESSOR OR ASSIGN OF ANY THEREOF), EACH IN SUCH CAPACITY, (III) ANY PREDECESSOR OR SUCCESSOR PARTNERSHIP OR CORPORATION (OR OTHER ENTITY) OF LANDLORD OR ANY OF ITS GENERAL PARTNERS, SHAREHOLDERS, OFFICERS, DIRECTORS, MEMBERS, EMPLOYEES OR AGENTS, EITHER DIRECTLY OR THROUGH LANDLORD OR ITS GENERAL PARTNERS, SHAREHOLDERS, OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS OR ANY PREDECESSOR OR SUCCESSOR PARTNERSHIP OR CORPORATION (OR OTHER ENTITY), EACH IN SUCH CAPACITY, OR (IV) ANY PERSON AFFILIATED WITH ANY OF THE FOREGOING, OR ANY DIRECTOR, OFFICER, EMPLOYEE OR AGENT OF ANY THEREOF, EACH IN SUCH CAPACITY.

Initials

        31.    Financing.

        (a)   Tenant agrees to pay all reasonable costs and expenses incurred by Landlord in connection with the purchase and leasing of the Leased Premises; including, without limitation, the cost of appraisals, environmental reports, title insurance, surveys, legal fees and expenses. Tenant shall not be required to pay any financing costs of Landlord other than one-half up to $15,000 with respect to reasonable fees and costs of counsel to Landlord and Lender actually incurred in connection with the initial financing of the Leased Premises.

        (b)   If Landlord desires to obtain or refinance any Loan, Tenant shall agree, upon request of Landlord, to supply any such Lender with such notices and information as Tenant is required to give to Landlord hereunder and to consent to such financing if such consent is requested by such Lender. Tenant shall have no obligation to or with respect to any Lender until Tenant receives notice of such Lender's address for notices and copies of relevant documents.

        32.    Subordination, Non-Disturbance and Attornment.    This Lease and Tenant's interest hereunder shall be subordinate to any Mortgage or other security instrument hereafter placed upon the Leased Premises by Landlord, and to any and all advances made or to be made thereunder, to the interest thereon, and all renewals, replacements and extensions thereof, provided that any such Mortgage or other security instrument (or a separate instrument in recordable form duly executed by the holder of any such Mortgage or other security instrument and delivered to Tenant) shall provide for the recognition of this Lease and all Tenant's rights hereunder unless and until an Event of Default exists or Landlord shall have the right to terminate this Lease pursuant to any applicable provision hereof. Any subordination, nondisturbance and attornment agreement may require Tenant to confirm that (a) Lender and its assigns will not be liable for any misrepresentation, act or omission of Landlord and (b) Lender and its assigns will not be subject to any counterclaim, demand or offset which Tenant may have against Landlord.

        33.    Tax Treatment; Reporting.    Landlord and Tenant each acknowledge that each shall treat this transaction as a true lease for state law purposes and shall report this transaction as a Lease for Federal income tax purposes. For Federal income tax purposes each shall report this Lease as a true lease with Landlord as the owner of the Leased Premises and Equipment and Tenant as the lessee of such Leased Premises and Equipment including: (1) treating Landlord as the owner of the property eligible to claim depreciation deductions under Section 167 or 168 of the Internal Revenue Code of 1986 (the "Code") with respect to the Leased Premises and Equipment, (2) Tenant reporting its Rent payments as rent expense under Section 162 of the Code, and (3) Landlord reporting the Rent payments as rental income.

        34.    Security Deposit.

        (a)   Tenant shall deliver to Proceeds Trustee (i) on the date hereof a security deposit (the "Initial Security Deposit") in the amount of $637,500 (ii) if required under Paragraph 21(a), the Assignment Security Deposit, and (iii) if required under Paragraph 21(b), a Six Month Sublease Security Deposit (collectively, the Initial Security Deposit, the Assignment Security Deposit and a Six Month Sublease Security Deposit shall be referred to herein as the "Security Deposit"). Each Security Deposit shall be, at the election of Tenant, either cash ("Cash Security Deposit") or an irrevocable letter of credit (the "Letter of Credit") substantially in the form attached hereto as Exhibit "F" and shall be issued by a bank reasonably acceptable to Landlord and in form and substance reasonably satisfactory to Landlord, and Tenant shall have the right, upon not less than fifteen (15) days prior written notice to Landlord, to substitute any Letter of Credit then held by Landlord or Lender for another letter of credit which complies with the requirements of this Paragraph 34(a) or a Cash Security Deposit for any Letter of Credit. The Security Deposit shall remain in full force and effect for the balance of the Term as security for the payment by Tenant of the Rent and all other charges or payments to be paid hereunder and the performance of the covenants and obligations contained herein, and the Letter of Credit shall be renewed at least thirty (30) days prior to any expiration thereof. If Tenant fails to renew any Letter of Credit by such date, time being of the essence, Proceeds Trustee shall have the right at any time after the thirtieth (30th) day before such expiration date to draw on such Letter of Credit and to deposit the proceeds of such the Letter of Credit as a Cash Security Deposit in any account for the benefit of Proceeds Trustee. The Cash Security Deposit shall not be commingled with other funds of Proceeds Trustee or other Persons and, as long as no Event of Default exists, interest at day-in day-out passbook rate thereon shall be due and payable to Tenant on a quarterly basis.

        (b)   If at any time an Event of Default shall have occurred and be continuing, Landlord shall be entitled, at its sole discretion, to draw on the Letter of Credit or to withdraw the Cash Security Deposit from the above-described account and to apply the proceeds in payment of (i) any Rent or other charges for the payment of which Tenant shall be in default, (ii) prepaid Basic Rent, (iii) any expense incurred by Landlord in curing any default of Tenant as permitted herein, and/or (iv) any other sums due to Landlord in connection with any default or the curing thereof, including, without limitation, any damages incurred by Landlord by reason of such default as permitted herein, including any rights of Landlord under Paragraph 23 or to do any combination of the foregoing, all in such order or priority as Landlord shall so determine in its sole discretion and Tenant acknowledges and agrees that such proceeds shall not constitute assets or funds of Tenant or its estate, or be deemed to be held in trust for Tenant, but shall be, for all purposes, the property of Landlord (or Lender, to the extent assigned). Tenant further acknowledges and agrees that (1) Landlord's application of the proceeds of the Letter of Credit or Cash Security Deposit towards the payment of Basic Rent, Additional Rent or the reduction of any damages due Landlord in accordance with Paragraph 23 of this Lease, constitutes a fair and reasonable use of such proceeds, and (2) the application of such proceeds by Landlord towards the payment of Basic Rent, Additional Rent or any other sums due under this Lease shall not constitute a cure by Tenant of the applicable default provided that an Event of Default shall not exist if Tenant restores the Security Deposit to its full amount within five (5) days and in accordance with the requirements of this Paragraph 34, so that the original amount of the Security Deposit shall be again on deposit with Landlord.

        (c)   At the expiration of the Term and so long as no Event of Default exists any Letter of Credit or the Cash Security Deposit, as the case may be, shall be returned to Tenant.

        (d)   Landlord shall have the right to designate a Proceeds Trustee as the beneficiary of the Letter of Credit or the Cash Security Deposit during the term of the applicable Loan, and such Proceeds

Trustee shall have all of the rights and obligations of Landlord under this Paragraph 34. Tenant covenants and agrees to execute such agreements, consents and acknowledgments as may be reasonably requested by Landlord from time to time to change the holder of the Security Deposit as hereinabove provided.

        35.    Restriction on Landlord's Loan.    Landlord shall not encumber the Leased Premises with a Loan the principal amount of which is greater than 90% of the purchase price paid by such Landlord for the Leased Premises, provided that this limitation is not intended to and shall not restrict the right of Landlord to grant a Mortgage as security for a credit facility to Landlord's parent.

        36.    Miscellaneous.

        (a)   The paragraph headings in this Lease are used only for convenience in finding the subject matters and are not part of this Lease or to be used in determining the intent of the parties or otherwise interpreting this Lease.

        (b)   As used in this Lease, the singular shall include the plural and any gender shall include all genders as the context requires and the following words and phrases shall have the following meanings: (i) "including" shall mean "including without limitation"; (ii) "provisions" shall mean "provisions, terms, agreements, covenants and/or conditions"; (iii) "lien" shall mean "lien, charge, encumbrance, title retention agreement, pledge, security interest, mortgage and/or deed of trust"; (iv) "obligation" shall mean "obligation, duty, agreement, liability, covenant and/or condition"; (v) "any of the Leased Premises" shall mean "the Leased Premises or any part thereof or interest therein"; (vi) "any of the Land" shall mean "the Land or any part thereof or interest therein"; (vii) "any of the Improvements" shall mean "the Improvements or any part thereof or interest therein"; (viii) "any of the Equipment" shall mean "the Equipment or any part thereof or interest therein"; (ix) "any of the Adjoining Property" shall mean "the Adjoining Property or any part thereof or interest therein"; and (x) "material," "materially" and words of similar effect shall mean such term based upon commercially reasonable standards.

        (c)   Landlord shall not unreasonably withhold or delay its consent, whenever its consent, approval or acceptance (or words of similar import) is required under this Lease. Time is of the essence with respect to the performance by Tenant of its obligations under this Lease.

        (d)   Landlord shall in no event be construed for any purpose to be a partner, joint venturer or associate of Tenant or of any subtenant, operator, concessionaire or licensee of Tenant with respect to any of the Leased Premises or otherwise in the conduct of their respective businesses.

        (e)   This Lease and any documents which may be executed by Tenant on or about the effective date hereof at Landlord's request constitute the entire agreement between the parties and supersede all prior understandings and agreements, whether written or oral, between the parties hereto relating to the Leased Premises and the transactions provided for herein. Landlord and Tenant are business entities having substantial experience with the subject matter of this Lease and have each fully participated in the negotiation and drafting of this Lease. Accordingly, this Lease shall be construed without regard to the rule that ambiguities in a document are to be construed against the drafter.

        (f)    This Lease may be modified, amended, discharged or waived only by an agreement in writing signed by the party against whom enforcement of any such modification, amendment, discharge or waiver is sought.

        (g)   The covenants of this Lease shall run with the land and bind Tenant, its successors and assigns and all present and subsequent encumbrancers and subtenants of any of the Leased Premises, and shall inure to the benefit of Landlord, its successors and assigns. If there is more than one Tenant, the obligations of each shall be joint and several.

        (h)   If any one or more of the provisions contained in this Lease shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Lease, but this Lease shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

        (i)    All exhibits attached hereto are incorporated herein as if fully set forth.

        (j)    This Lease shall be governed by and construed and enforced in accordance with the laws of the State.

        (k)   WITH RESPECT TO ANY REMEDY OR PROCEEDING OF LANDLORD OR TENANT HEREUNDER, LANDLORD AND TENANT HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY.

        IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be duly executed under seal as of the day and year first above written.

LANDLORD:
ADV 15 (GA) LLC, a Delaware limited liability company
	By:	ADV QRS 15(GA) QRS 15-4, INC., managing member

		By:	/s/ GORDON J. WHITING
		Title:	Executive Director

TENANT:
ADVANTIS TECHNOLOGIES, INC., a Delaware corporation

By:	/s/ SCOTT G. SMITH
Title:	Treasurer

EXHIBIT A

PREMISES

TRACT ONE

        All that tract or parcel of land lying in and being in Land Lots 894 and 907, 2nd District, 1st Section, Forsyth County, Georgia and being more particularly described as follows:

  Commence at the intersection of the western right of way of McFarland Road and southern right of way of Blue Grass Lakes Parkway, then proceed along the southern right of way of Blue Grass Lakes Parkway a distance of 2,081.60' to an iron pin, said iron pin being the POINT OF BEGINNING.

  From the POINT OF BEGINNING, proceed in the direction S02°03' 06"E a distance of 165.94' to an iron pin; then proceed in the direction S26°09'07"E a distance of 659.00' to an iron pin lying on the northern right of way of Georgia Highway 400; then proceed along the northern right of way of Georgia Highway 400 in the direction of S63°50'53"W a distance of 573.20' to a concrete right of way monument; then continue along the northern right of way of Georgia Highway 400 in the direction S27°12'41"W a distance of 121.61' to a point; then proceed in the direction N35°24'40"W a distance of 767.48' to an iron pin lying on the southern right of way of Blue Grass Lakes Parkway; then proceed along the southern right of way of Blue Grass Lakes Parkway in the direction N34°36'55"E a distance of 263.97' to a point; then continue along the southern right of way of Blue Grass Lakes Parkway along a curve to the right an arc distance of 584.62' to a point, said curve has a radius of 627.74' and is subtended by a 563.72' chord having a bearing of N61'17'43"E; then continue along the southern right of way of Blue Grass Lakes Parkway in the direction N02°03'06"W a distance of 2.00' to a point; then continue along the southern right of way of Blue Grass Lakes Parkway in the direction N87°56'54"E a distance of 74.17" to a point, said point being the POINT OF BEGINNING.

TRACT TWO

        Together with non-exclusive, perpetual easements for grading, contouring, stabilization and planting of slopes within the "Slope Easement Area", all is provided in and subject to the terms of that certain Easement Agreement dated 14th day of July, 1995, recorded July 25, 1995, in Deed Book 874, Page 163 of the records of the Clerk of the Superior Court of Forsyth County, Georgia.

EXHIBIT A-1

EXHIBIT B

MACHINERY AND EQUIPMENT

        All fixtures, machinery, apparatus, equipment, fittings and appliances of every kind and nature whatsoever now or hereafter affixed or attached to or installed in any of the Leased Premises (except as hereafter provided), including all electrical, anti-pollution, heating, lighting (including hanging fluorescent lighting), incinerating, power, air cooling, air conditioning, humidification, sprinkling, plumbing, lifting, cleaning, fire prevention, fire extinguishing and ventilating systems, devices and machinery and all engines, pipes, pumps, tanks (including exchange tanks and fuel storage tanks), motors, conduits, ducts, steam circulation coils, blowers, steam lines, compressors, oil burners, boilers, doors, windows, loading platforms, lavatory facilities, stairwells, fencing (including cyclone fencing), passenger and freight elevators, overhead cranes and garage units, together with all additions thereto, substitutions therefor and replacements thereof required or permitted by this Lease, but excluding all personal property and all trade fixtures, machinery, office, manufacturing and warehouse equipment which are used by Tenant solely for the conduct of its business.

EXHIBIT B-1

EXHIBIT C

PERMITTED ENCUMBRANCES

1.
Taxes and assessments for the year 2002 and subsequent years which are liens not yet due and payable and, with respect only to our Owner's Policy, liens or claims for prior years, resulting from reassessments or digest disputes.

2.
Right-of-Way Easement in favor of Sawnee Electric Membership Corporation, dated September 29, 1959, filed to record October 15, 1959 and recorded in Promiscuous Book E, Page 95, Forsyth County, Georgia records.

3.
Right-of-Way Easement in favor of the Sawnee Electric Membership Corporation, dated May 5, 1962, filed for record May 9, 1962 and recorded in Promiscuous Book E, page 508, Forsyth County, Georgia records.

4.
Right-of-Way Easement in favor of Forsyth County Rural Electric Membership Corporation, dated July 16, 1938, filed for record March 30, 1940 and recorded in Deed Book 17, Page 6, aforesaid records.

5.
Right-of-Way Easement in favor of the Sawnee Electric Membership Corporation, dated September 3, 1963, filed for record September 12, 1963 and recorded in Deed Book 46, Page 542, aforesaid records.

6.
Sewer Line Easement by and between Bluegrass, Ltd. and Forsyth County, dated April 24, 1989, filed for record May 1, 1989 and recorded in Deed Book 447, Page 320, aforesaid records; as affected by that certain Agreement Regarding Sewer Line Easement, dated December 23, 1994, filed for record in Deed Book 816, Page 142, aforesaid records.

7.
Easement in favor of Southern Bell and Telegraphic recorded in Deed Book 523, Page 720, aforesaid records.

8.
Easement Agreement by and between R & A Land Holdings and the Insured, dated July 14, 1995, filed for record July 25, 1995 and recorded in Deed Book 874, Page 152, aforesaid records.

9.
Sewer Line Easement by and between LaPorte Water Technologies & Biochem, Inc. and Forsyth County, dated March 19, 1997, filed for record June 2, 1997 and recorded in Deed Book 1121, Page 255, aforesaid records.

10.
Declaration of Easements, Covenants, Conditions and Restrictions for Bluegrass Lakes at Bluegrass Business Center, dated May 9, 1989, filed May 10, 1989 and recorded in Deed Book 448, Page 403, aforesaid records; (the "Original Declaration") and all modification and amendments thereof through and including the date June 20, 2002, and thereafter; and any litigation by or against the Insured Owner or Tenant which arise in connection therewith; as modified by that certain Modification to Bluegrass Lakes at Bluegrass Business Center Declaration of Easements, Covenants, Conditions and Restrictions by R & A Land Holdings, a Georgia joint venture, dated January 30, 1995 filed for record January 30, 1995 and recorded in Deed Book 825, Page 546, aforesaid records; as modified by Second Modification to Bluegrass Lakes at Bluegrass Business Center Declaration of Easements, Covenants, Conditions and Restrictions by R&A Land Holdings, a Georgia joint venture, dated July 21, 1995, filed for record August 31, 1995 and recorded in Deed Book 887, Page 407, aforesaid records.

11.
Terms, conditions of reservation of right to utilize existing sanitary and storm sewer facilities as contained in that certain Limited Warranty Deed from R & A Land Holdings, a Georgia general partnership to Laporte Water Technologies & Biochem, Inc., dated July 14, 1995, filed for record July 19, 1995 and recorded in Deed Book 872, Page 456, aforesaid records.

EXHIBIT C-1

12.
Terms and conditions of Lease between ADVA 15 (GA) LLC, a Delaware limited liability company, as Landlord and Advantis Technologies, Inc., a Delaware corporation, as Tenant evidenced by Short Form Lease filed for record                        , 2002 and recorded in Deed Book                        , Page                        , aforesaid records.

13.
Survey Matters:

  ALTA/ACSM Land Title Survey for the Insured, the company and others prepared by GeoSurvey, Ltd., bearing seal and stamp of Jamey R. Coleman, Georgia Registered Land Surveyor No. 2798, dated June 6, 2002, last revised June 24, 2002 (the "Survey") reveals the following:

1.
curb and gutter encroaching into right-of-way of Bluegrass Lakes Parkway at two entrance posts on northern boundary;

2.
20-foot drainage easement area entering the land on the northwest traversing south and east and exiting onto adjoining property to the east (see Plat Book 29, Page 299 and Plat Book 31, page 113—easements created by Plat—not instrument); and

3.
Woven wire fence coincident with entirety of southeast boundary line

EXHIBIT C-2

EXHIBIT D

BASIC RENT PAYMENTS

        1.    Basic Rent.    Subject to the adjustments provided for in Paragraphs 2, 3 and 4 below, Basic Rent payable in respect of the Term shall be $1,275,000 per annum, payable quarterly in advance on each Basic Rent Payment Date, in equal installments of $318,750 each. Pro rata Basic Rent for the period from June 27, 2002 through the twenty-fourth day of July, 2002 shall be paid on the date hereof, and pro rata Basic Rent for the period from the twenty-fifth day of the last month of the Term through the last day of the last month of the Term shall be paid with the final quarterly installment of Basic Rent.

        2.    CPI Adjustments to Basic Rent.    The Basic Rent shall be subject to adjustment, in the manner hereinafter set forth, for increases in the index known as United States Department of Labor, Bureau of Labor Statistics, Consumer Price Index, All Urban Consumers, United States City Average, All Items, (1982-84=100) ("CPI") or the successor index that most closely approximates the CPI. If the CPI shall be discontinued with no successor or comparable successor index, Landlord and Tenant shall attempt to agree upon a substitute index or formula, but if they are unable to so agree, then the matter shall be determined by arbitration in accordance with the rules of the American Arbitration Association then prevailing in New York City. Any decision or award resulting from such arbitration shall be final and binding upon Landlord and Tenant and judgment thereon may be entered in any court of competent jurisdiction. In no event will the Basic Rent as adjusted by the CPI adjustment be less than the Basic Rent in effect for the year period immediately preceding such adjustment.

        3.    Effective Dates of CPI Adjustments.    Basic Rent shall not be adjusted to reflect changes in the CPI until the third (3rd) anniversary of the Basic Rent Payment Date on which the first full quarterly installment of Basic Rent shall be due and payable (the "First Full Basic Rent Payment Date"). As of the third (3rd) anniversary of the First Full Basic Rent Payment Date and on each anniversary of the First Full Basic Rent Payment Date thereafter for the balance of the Term (including any exercised Renewal Term) (each such date a "Basic Rent Adjustment Date"), Basic Rent shall be adjusted to reflect increases in the CPI (but limited as provided in Paragraph 4 below) during the most recent one (1) year period immediately preceding each Basic Rent Adjustment Date.

        4.    Method of Adjustment for CPI Adjustment.

        (a) As of each Basic Rent Adjustment Date when the average CPI determined in clause (i) below exceeds the Beginning CPI (as defined in this Paragraph 4(a)), the Basic Rent in effect immediately prior to the applicable Basic Rent Adjustment Date shall be multiplied by a fraction, the numerator of which shall be the difference between (i) the average CPI for the three (3) most recent calendar months (the "Rent CIP Prior Months") ending prior to such Basic Rent Adjustment Date for which the CPI has been published on or before the forty-fifth (45th) day preceding such Basic Rent Adjustment Date and (ii) the Beginning CPI, and the denominator of which shall be the Beginning CPI. An amount equal to the lesser of the product of such multiplication or three percent (3%) of the Basic Rent in effect immediately prior to each Basic Rent Adjustment Date shall be added to the Basic Rent in effect immediately prior to the applicable Basic Rent Adjustment Date. As used herein, "Beginning CPI" shall mean the average CPI for the three (3) calendar months corresponding to the Rent CPI Prior Months, but occurring one (1) year earlier with respect to each Basic Rent Adjustment. If the average CPI determined in clause (i) is the same or less than the Beginning CPI, the Basic Rent will remain the same for the ensuing one (1) year period.

        (b) Effective as of a given Basic Rent Adjustment Date, Basic Rent payable under this Lease until the next succeeding Basic Rent Adjustment Date shall be the Basic Rent in effect after the adjustment provided for as of such Basic Rent Adjustment Date.

EXHIBIT D-1

        (c) Notice of the new annual Basic Rent shall be delivered to Tenant on or before the twentieth (20th) day preceding each Basic Rent Adjustment Date, but any failure to do so by Landlord shall not be or be deemed to be a waiver by Landlord of Landlord's rights to collect such sums. Tenant shall pay to Landlord, within twenty (20) days after a notice of the new annual Basic Rent is delivered to Tenant, all amounts due from Tenant, but unpaid, because the stated amount as set forth above was not delivered to Tenant at least twenty (20) days preceding the Basic Rent Adjustment Date in question.

EXHIBIT D-2

EXHIBIT E

TERMINATION AMOUNT SCHEDULE

Lease Year	Termination Amount
1-3	$13,089,000
4-6	$12,734,549
7-9	$12,080,099
10-12	$11,325,649
13-15	$10,771,198
For 1st renewal option	$10,216,748
For 2nd renewal option	$9,607,848

EXHIBIT E-1

EXHIBIT F

FORM OF LETTER OF CREDIT

IRREVOCABLE LETTER OF CREDIT

[NAME OF BENEFICIARY]

Ladies and Gentlemen:

        At the request and on the instructions of our customer, [TENANT] (the "Applicant"), we hereby establish this Irrevocable Letter of Credit No.              (the "Letter of Credit") in the amount of $(US)            in your favor. This Letter of Credit is effective immediately and shall have a minimum term of one year from the date hereof (the "Initial Term"). This Letter of Credit shall automatically renew for successive one year periods (each, a "Successive Term") unless we notify you in writing at least thirty (30) days prior to the expiration of the applicable Successive Term that the Letter of Credit will not be renewed by us.

        Funds under this Letter of Credit will be made available to you against receipt by us of (1) a sight draft in the form of Annex A attached hereto and (2) your drawing certificate in the form of Annex B attached hereto, in each case appropriately completed and purportedly signed by one of your authorized officers.

        Presentation of any such sight draft and drawing certificate shall be made at our office located at [PRESENTATION OFFICE ADDRESS], Attention:                  , telecopy number (      )                        , during our banking hours of                         a.m. Eastern Standard Time to                         p.m. Eastern Standard Time. Presentation hereunder may also be made in the form of facsimile transmission of the appropriate sight draft and drawing certificate to the preceding address and telecopy number.

        If a sight draft and drawing certificate are presented hereunder by sight or by facsimile transmission as permitted hereunder, by 11:00 a.m., Eastern Standard Time, and provided that such sight draft and drawing certificate conform to the terms and conditions of this Letter of Credit, payment shall be made to you, or to your designee, of the amount specified, in immediately available funds, not later than 5:00 p.m., Eastern Standard Time, on the same day. If a sight draft and a drawing certificate are presented by you hereunder after the time specified above, and provided that such sight draft and drawing certificate conform to the terms and conditions of this Letter of Credit, payment shall be made to you, or to your designee, of the amount specified, in immediately available funds, not later than 5:00 p.m., Eastern Standard Time, on the next business day. If a demand for payment made by you hereunder does not, in any instance, conform to the terms and conditions of this Letter of Credit, we shall give you notice within one business day that the demand for payment was not effected in accordance with the terms and conditions of this Letter of Credit, stating the reasons therefor and that we will upon your instructions hold any documents at your disposal or return the same to you. Upon being notified that the demand for payment was not effected in conformity with this Letter of Credit, you may attempt to correct any such non-conforming demand for payment to the extent that you are entitled to do so and within the validity of this Letter of Credit.

        Partial drawings are allowed under this Letter of Credit. Any drawing under this Letter of Credit will be paid from our general funds and not directly or indirectly from funds or collateral deposited with or for our account by the Applicant, or pledged with or for our account by the Applicant.

        This Letter of Credit is transferable and notwithstanding Article 48 of the Uniform Customs (as defined below), this Letter of Credit may be successively transferred. Transfer of this Letter of Credit to a transferee shall be effected only upon the presentation to us of the original of this Letter of Credit accompanied by a certificate in the form of Annex C. Upon such presentation we shall transfer the

EXHIBIT F-1

same to your transferee or, if so requested by your transferee, issue a letter of credit to your transferee with provisions consistent with, and substantially the same as, this Letter of Credit. Our transfer charges, if any, are for the account of Applicant.

        This Letter of Credit shall be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 (the "Uniform Customs"), which is incorporated into the text of this Letter of Credit by this reference. This Letter of Credit shall be deemed to be issued under the laws of the State of New York and shall be governed by and construed in accordance with the laws of the State of New York with respect to matters not governed by the Uniform Customs and matters on which the Uniform Customs and the laws of the State of New York are inconsistent.

Very truly yours,
[ISSUING BANK]

By:

Name:

Title:

EXHIBIT F-2

ANNEX A

SIGHT DRAFT

[Date]

At Sight

        Pay to the order of [BENEFICIARY] the sum of                  and            /100 Dollars ($            ) drawn on [ISSUING BANK], as issuer of its Irrevocable Letter of Credit No.             dated            , 200    .

[BENEFICIARY]

By:

Name:

Title:

ANNEX A TO EXHIBIT F

ANNEX B

DRAWING CERTIFICATE

[Date]

[ISSUING BANK]
[Address]
Attention:

Re:	Irrevocable Letter of Credit No. (the "Letter of Credit") For the Account of [TENANT] (the "Applicant")

Ladies and Gentlemen:

        The undersigned,            (the "Beneficiary") hereby certifies that:

        1. The Beneficiary is entitled to draw the Letter of Credit by reason of the following condition (mark only one):

  —
  An Event of Default, as defined in under the [DESCRIBE LEASE] has occurred and is continuing.

  —
  We have received notice that the Letter of Credit will not be renewed for an additional one year term.

        2. Please direct payment under the Letter of Credit by wire transfer to:

        [Depository Bank]
        [Depository Bank Address]
        ABA No.
        Acct. No.

        IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Certificate.

[BENEFICIARY]
By:

Name:

Title:
cc:
[TENANT—at Tenant's notice address in Lease]
[LANDLORD—at Landlord's notice address in Lease if Landlord is not beneficiary]

ANNEX B TO EXHIBIT F-2

ANNEX C

NOTICE OF TRANSFER

[Date]

[ISSUING BANK]
[ADDRESS]
Attention:

Re:	Irrevocable Letter of Credit No. (the "Letter of Credit") For the Account of [TENANT] (the "Applicant")

Ladies and Gentlemen:

        You are hereby directed to transfer and endorse the Letter of Credit to                        (the "Transferee") or to issue in accordance with the terms of the Letter of Credit, a new letter of credit to the Transferee having the same terms as the Letter of Credit.

        We submit herewith for endorsement or cancellation the original of the Letter of Credit.

Very truly yours, [BENEFICIARY]

By:

Name:

Title:

ANNEX C TO EXHIBIT F-3

QuickLinks

  EXHIBIT 10.19
Table of Contents
  EXHIBIT A
PREMISES TRACT ONE
TRACT TWO
  EXHIBIT B
MACHINERY AND EQUIPMENT
  EXHIBIT C
PERMITTED ENCUMBRANCES
  EXHIBIT D
BASIC RENT PAYMENTS
  EXHIBIT E
TERMINATION AMOUNT SCHEDULE
  EXHIBIT F
FORM OF LETTER OF CREDIT IRREVOCABLE LETTER OF CREDIT
ANNEX A SIGHT DRAFT [Date] At Sight
ANNEX B DRAWING CERTIFICATE [Date]
ANNEX C NOTICE OF TRANSFER [Date]